UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a‑101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Ceva, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CEVA, INC.

15245 Shady Grove Road, Suite 400
Rockville, Maryland 20850

Notice of Annual Meeting of Stockholders
to be held on June 2, 2026

To the stockholders of Ceva, Inc.:

The annual meeting of stockholders of Ceva, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, June 2, 2026, at 10:30 a.m., Eastern Time, virtually via the Internet. Stockholders will be able to listen, vote, and submit questions from any remote location that has Internet connectivity via live webcast by logging in at: www.virtualshareholdermeeting.com/CEVA2026. There will be no physical location for stockholders to attend. The purpose of the annual meeting is to consider and vote upon the following matters:

1.	To elect seven directors, as specifically set forth in the attached proxy statement, to serve until the 2027 annual meeting of stockholders or until their successors are elected and qualified;

2.	Advisory vote to approve named executive officer compensation;

3.	To ratify the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as independent auditors of the Company for the fiscal year ending December 31, 2026; and

4.	To transact such other business as may properly come before the annual meeting, including any postponements or adjournments thereof.

Our board of directors presently has no knowledge of any other business to be transacted at the annual meeting.

The foregoing items of business are more fully described in the attached proxy statement.

On or about April 20, 2026, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders of record on April 9, 2026. The notice will contain instructions on how to vote your shares and how to access an electronic copy of our proxy materials, including this proxy statement and our annual report to stockholders, which contains our 2025 consolidated financial statements and other information of interest to you.

Holders of record of our common stock at the close of business on April 9, 2026 are entitled to receive the Notice of Internet Availability of Proxy Materials, this proxy statement and the 2025 annual report and to vote at the annual meeting.

The 2026 annual meeting will be held in a virtual meeting format only, via the Internet, with no physical in‑person meeting. We urge you to attend the annual meeting virtually by logging in to our live webcast at: www.virtualshareholdermeeting.com/CEVA2026. However, to ensure your representation at the annual meeting, please vote as soon as possible and refer to the specific instructions for voting on the Notice of Internet Availability of Proxy Materials.

By order of the board of directors,

/s/ Amir Panush

Amir Panush
Chief Executive Officer

April 20, 2026
Rockville, Maryland

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: The notice, proxy statement and 2025 annual report are available at http://proxyvote.com.

EXECUTIVE COMPENSATION	21
COMPENSATION DISCUSSION AND ANALYSIS	21
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	31
COMPENSATION TABLES	32
NONQUALIFIED DEFERRED COMPENSATION	36
CEO COMPENSATION PAY RATIO	36
EMPLOYMENT AGREEMENTS	37
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	38
PAY VERSUS PERFORMANCE	40
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	44
DIRECTOR COMPENSATION	45
DIRECTOR COMPENSATION	45
DIRECTOR STOCK OWNERSHIP GUIDELINES	45
2025 DIRECTOR COMPENSATION TABLE	46
PROPOSAL 2 ‑ ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	47
PROPOSAL 3 ‑ RATIFICATION OF THE SELECTION OF KOST FORER GABBAY & KASIERER (A MEMBER OF ERNST & YOUNG GLOBAL) AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026	49
INDEPENDENT AUDITORS FEES AND OTHER MATTERS	49
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	51
STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING AND NOMINATIONS OF PERSONS FOR ELECTION TO THE BOARD OF DIRECTORS	52
HOUSEHOLDING OF PROXY STATEMENT	52
OTHER MATTERS	53

CEVA, INC.

PROXY STATEMENT

For the Annual Meeting of Stockholders
to be held on June 2, 2026

This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors for the annual meeting of stockholders to be held on Tuesday, June 2, 2026, at 10:30 a.m., Eastern Time, virtually via the Internet, including any postponements or adjournments thereof. You will be able to attend the annual meeting, vote, and submit questions via live webcast by logging in at: www.virtualshareholdermeeting.com/CEVA2026. There will be no physical location for stockholders to attend.

A Notice of Internet Availability of Proxy Materials, this proxy statement, any accompanying proxy card or voting instruction form and our 2025 annual report to stockholders will be made available on or about April 20, 2026 to our stockholders of record on April 9, 2026 at http://proxyvote.com. Paper copies of the proxy materials may be obtained by following the instructions on the Notice of Internet Availability of Proxy Materials. The 2025 annual report incorporates our annual report on Form 10‑K for 2025, including financial statements and financial statement schedules, but excluding exhibits, as filed with the Securities and Exchange Commission (the “SEC”). A copy of our annual report on Form 10‑K for 2025, including financial statements and financial statement schedules, as filed with the SEC, may be obtained without charge by sending a written request therefor to Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary. We will furnish requesting stockholders with any exhibit to our annual report on Form 10-K for 2025 upon payment of a reasonable fee. Our annual report on Form 10‑K for 2025 and the exhibits thereto, as well as our other filings with the SEC, may be accessed, free of charge, on our website at www.ceva‑ip.com and on the SEC’s website at www.sec.gov, as soon as practicable after filing. Our website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement.

Notice of Internet Availability of Proxy Materials

Under rules adopted by the SEC, we may furnish our proxy materials to our stockholders over the Internet, rather than mailing printed copies of those materials to each stockholder. Each stockholder who receives a Notice of Internet Availability of Proxy Materials has the right to vote on all matters presented at the annual meeting. Our stockholders will not receive a printed copy of the proxy materials unless requested. Instead, the Notice of Internet Availability of Proxy Materials will provide instructions as to how a stockholder may access and review a copy of our proxy materials on the Internet, including this proxy statement and our 2025 annual report. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if a stockholder would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If a stockholder shares an address with another stockholder and has received only one Notice of Internet Availability of Proxy Materials, such stockholder may write to us at the following address to request a separate copy of these materials at no cost to such stockholder: Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary. Beneficial owners (i.e., holders of our common stock through a broker or other nominee, not in their own names) may contact their broker or other nominee to request a separate copy of these materials.

Voting of Proxies

Voting by Proxy Card. All shares entitled to vote and represented by properly executed proxy cards received prior to the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on those proxy cards.

Voting by Telephone or the Internet. A stockholder may vote his, her or its shares by calling the toll‑free number indicated on the Notice of Internet Availability of Proxy Materials and following the recorded instructions or by accessing the website indicated on the Notice of Internet Availability of Proxy Materials and following the instructions provided. When a stockholder votes via the Internet or by telephone, his, her or its vote is recorded immediately. We encourage stockholders to vote using these methods whenever possible.

Voting by Attending the Meeting. A stockholder of record may vote his, her or its shares at the virtual annual meeting. Stockholders who attend the virtual annual meeting should follow the instructions at www.virtualshareholdermeeting.com/CEVA2026 to vote during the meeting. If your shares are held in “street name” or by a broker or other nominee, you should follow the instructions at www.virtualshareholdermeeting.com/CEVA2026 to vote during the meeting.

Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. If the shares of common stock are held in your name, you may revoke your proxy (1) by filing with our Corporate Secretary, before the taking of the vote at the annual meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the annual meeting and voting at the meeting (although attendance at the annual meeting will not by itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the annual meeting. Such written notice of revocation or subsequent proxy card should be sent to Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary. If your shares are held in “street name” or by a broker or other nominee, you should follow the directions provided by your broker or other nominee regarding how to revoke your proxy.

If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the board of directors.

If a stockholder grants a proxy, the proxy holders will have discretion to vote the shares on any other matters which are properly presented at the annual meeting for consideration, including a motion to adjourn or postpone the annual meeting to another time or place for the purpose of soliciting additional proxies, unless a stockholder expressly withholds authorization for the proxies to use their discretion. Amir Panush, our Chief Executive Officer and a member of our board of directors, Yaniv Arieli, our Chief Financial Officer, and Dotan Bar-Natan, our Chief Legal Officer, have been selected as proxy holders by our board of directors.

Stockholders Entitled to Vote

Our board of directors has fixed April 9, 2026 as the record date for determination of stockholders entitled to vote at the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting. On April 9, 2026, there were 27,859,369 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the annual meeting.

Quorum; Votes Required

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of our common stock held by stockholders present in person or represented by proxy, including shares held by stockholders that abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the annual meeting. Virtual attendance at our annual meeting constitutes presence in person for purposes of quorum at the meeting. An automated system administered by Broadridge Financial Solutions Inc. will tabulate votes cast by proxy, and a representative from Broadridge will act as inspector of elections to tabulate votes cast at the annual meeting.

If you provide voting instructions, your shares will be voted as you direct. If you do not furnish voting instructions with respect to shares registered in the name of organizations that are not governed by FINRA Rule 2251, those shares will not be voted at the meeting because such organizations do not have discretionary voting power. If you do not furnish voting instructions to brokerage firms that are governed by FINRA Rule 2251, one of two things can happen, dependent on whether a proposal is “routine.” Under FINRA Rule 2251, brokerage firms, banks, broker‑dealers and other similar organizations have discretion to cast votes on routine matters, such as the ratification of the appointment of an independent auditor, without voting instructions from their clients. Brokerage firms, banks, broker‑dealers and other similar organizations are not permitted, however, to cast votes on “non‑routine” matters, such as the election of directors or advisory votes to approve the compensation of the Company’s named executive officers, without such voting instructions. A broker non‑vote occurs when a broker or other nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and votes on one or more “routine” matters but does not vote on one or more “non-routine” matters because such broker or other nominee does not have the discretionary voting authority to vote the shares with respect to such “non-routine” matters. In that case a broker non-vote is recorded for each “non-routine” matter for which the broker or other nominee did not vote on.

With respect to Proposal 1 of this proxy statement, in an uncontested election, each director nominee will be elected by the affirmative vote of a majority of the votes cast by the holders of our common stock present in person (virtually) or represented by proxy at the meeting and entitled to vote on his/her election (that is, the number of shares voted “for” that nominee exceeds the number of votes cast “against” that nominee). Abstentions and broker non-votes are not considered votes cast and will have no effect on the election of each director nominee.

In an uncontested election, any nominee for director who receives a greater number of votes cast “against” such individual’s election than votes cast “for” such election shall promptly tender his or her resignation to our board of directors following certification of the stockholder vote. The nomination and governance committee of the board will promptly consider the resignation offer and recommend to the board of directors the action to be taken with respect to such offered resignation. The board of directors will consider and act on the nomination and governance committee’s recommendation. Thereafter, the board of directors will disclose promptly its decision whether to accept the director’s resignation and the reasons for the decision, if applicable, in a public filing with the SEC within 90 days following the date of the certification of the annual meeting election results. Any director tendering a resignation under such circumstances will not participate in the decision‑making by the nomination and governance committee or the board of directors regarding whether or not to accept the resignation offer.

With respect to Proposal 2 of this proxy statement, the affirmative vote of a majority of shares of our common stock present in person (virtually) or represented by proxy at the annual meeting and entitled to vote is required for approval, although such vote will not be binding on us. With respect to Proposal 3 of this proxy statement, the affirmative vote of a majority of shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote is required for approval. Abstentions will have the same effect as votes “against” on Proposals 2 and 3. Broker non-votes will have no effect on Proposal 2. Broker non-votes are not expected for Proposal 3, however any such broker non-votes would have no effect on Proposal 3.

Expenses of Solicitation

We will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. We may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies by telephone, letter, electronic mail, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out‑of‑pocket expenses in connection with such solicitation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of April 9, 2026, regarding the beneficial ownership of shares of our common stock by (a) each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock, (b) each of our “named executive officers,” as described under the heading “Executive Compensation ‑ Compensation Discussion and Analysis” below, (c) each of our directors and director nominees, and (d) our current directors and executive officers as a group. The address of each of our directors and named executive officers is c/o Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the shares of common stock. The percentages are based on 27,859,369 shares of our common stock outstanding as of April 9, 2026. Shares of our common stock subject to equity‑based awards currently exercisable or exercisable within 60 days of April 9, 2026 are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding the equity‑based awards, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated by footnote, we believe that the persons named in this table, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

	Shares of Our Common Stock Beneficially Owned		Equity‑based Awards Included in Shares of Our Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number
Senvest Management, LLC(1)	2,209,771	7.9%	-
BlackRock, Inc.(2)	1,871,507	6.7%	-
Morgan Stanley(3)	1,609,575	5.8%	-

Directors and Named Executive Officers
Bernadette Andrietti	19,438	*	6,198
Amir Faintuch	8,110	*	6,198
Jaclyn Liu	29,239	*	6,198
Maria Marced	31,269	*	6,198
Peter McManamon	331,354	1.2%	20,198
Sven‑Christer Nilsson	48,615	*	6,198
Louis Silver	63,005	*	19,198
Amir Panush	153,128	*	-
Yaniv Arieli	114,242	*	-
Gweltaz Toquet	36,100	*	-
Michael Boukaya	41,719	*	-
All current directors and executive officers as a group (11 persons)	876,219	3.1%	70,386

*	Represents less than 1% of the outstanding shares of common stock.

(1)

Senvest Management, LLC filed a Schedule 13G/A with the SEC on November 13, 2025, reporting aggregate beneficial ownership of 2,209,771 shares of our common stock as of September 30, 2025. The information contained in this table is derived from such filing. The address of the reporting person is 540 Madison Avenue, 32nd floor, New York, NY 10022.

(2)

BlackRock, Inc. filed a Schedule 13G/A with the SEC on January 8, 2026, reporting aggregate beneficial ownership of 1,871,507 shares of our common stock as of December 31, 2025. The information contained in this table is derived from such filing. The address of the reporting person is 50 Hudson Yards, New York, NY 10001.

(3)

Morgan Stanley filed a Schedule 13G with the SEC on August 7, 2025, reporting aggregate beneficial ownership of 1,609,575 shares of our common stock as of June 30, 2025. The information contained in this table is derived from such filing. The address of the reporting person is 1585 Broadway, New York, NY 10036.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2025.

	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining a vailable for future issuance under equity compensation plans
Equity compensation plans approved by security holders
Ceva 2003 Director Stock Option Plan	27,000	$27.17
Ceva 2011 Stock Incentive Plan(1)	1,790,722	$0.35	(2)	1,088,491
Ceva 2002 Employee Stock Purchase Plan	n/a	n/a		553,333
Equity compensation plans not approved by security holders
Ceva 2023 Employment Inducement Grant(3)	65,430	n/a		-
Total	1,883,152	$0.72		1,641,824

(1)

As of December 31, 2025, up to an aggregate of 6,050,000 shares of common stock were authorized for grant under the 2011 Stock Incentive Plan (the “2011 Plan”), plus the additional number of shares that would otherwise return to the Company’s 2002 Stock Incentive Plan (the “2002 Plan”) or the 2003 Director Stock Option Plan as a result of forfeiture, termination or expiration of option and stock appreciation right awards previously granted under the 2002 Plan or 2003 Director Stock Option Plan, as applicable, each of which were rolled over to the 2011 Plan. As of December 31, 2025, 1,348,779 of the outstanding awards under the 2011 Plan were time‑based RSUs, 411,918 were PSUs, and 30,025 were options with a weighted average exercise price of $20.91. As of December 31, 2025, there were no outstanding options under the 2002 Plan.

(2)	Reflects weighted average exercise price of outstanding options, restricted stock units (“RSUs”) and performance‑based restricted stock units (“PSUs”). RSUs and PSUs have an exercise price of zero.

(3)	Consists of 4,843 RSUs and 60,587 PSUs, in each case, outstanding as of December 31, 2025 pursuant to the 2023 inducement award to Mr. Panush.

Non-Stockholder Approved Plans

2023 Inducement Award to CEO

Effective February 17, 2023, we granted to Amir Panush, our Chief Executive Officer, 14,541 time-based RSUs, up to 28,354 short-term performance-based stock units (“short-term PSUs”) and 60,587 long-term performance-based stock units (“long-term PSUs”) as an inducement award material to Mr. Panush’s employment pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules, on terms substantially similar to those of the 2011 Plan. The vesting terms of the inducement award are as follows: the time-based RSUs vest over three years, with one-third vesting on each of the first three anniversaries of the grant date; the short-term PSUs were eligible to vest 50% based on relative TSR over the 2023 calendar year compared to two stock indices and the remaining 50% based on the Company’s achievement of the budgeted license, NRE and related revenue amount for 2023; and the long-term PSUs vest subject to the goals described in the “Compensation Discussion and Analysis – Modification of 2023 Long-Term PSU Awards.”

PROPOSAL 1 ‑ ELECTION OF SEVEN DIRECTORS

Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect as directors the seven nominees named below, all of whom are currently directors of Ceva. Each director will be elected to hold office until the 2027 annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated his or her willingness to serve on our board of directors, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that any of the nominees will be unable to serve if elected. Sven-Christer Nilsson will retire from our board of directors, effective immediately prior to the annual meeting, and will not stand for re-election.

The following table sets forth certain information with respect to our nominees to serve as directors as of April 20, 2026.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years
Bernadette Andrietti(1)(2)	64	2019

Ms. Andrietti has enjoyed a successful thirty-plus year career with Intel Corporation following various technical positions at STMicroelectronics. At Intel, she held a series of executive positions, most recently as Vice President of Sales and Marketing of the EMEA region from March 2011 to October 2019 and as President of Intel France from 2003 to October 2017, as well as served as an industry consultant from November 2019 to July 2024. Ms. Andrietti holds a Baccalaureate Degree in Mathematics and Physics. She also has an engineering degree in Micro Electronics and Telecommunications from ESIEE Paris. We believe Ms. Andrietti’s qualifications to sit on our board include her technical background, her expertise in sales, marketing, brand management and M&A relating to the semiconductor and high technology industries based on her roles within Intel Corporation, her experience in fostering and achieving diversity within the corporate environment, and her experience in cybersecurity from her work at Intel Corporation.

Amir Faintuch	57	2025

Mr. Faintuch has served as a member of our board of directors since January 2025. Mr. Faintuch has served as the Chief Executive Officer of Volumez, a pioneering leader in the Data Infrastructure as a Service (DIaaS) sector, since December 2022. Previously, Mr. Faintuch held senior executive management positions spanning technical and business responsibilities at leading technology companies including: GlobalFoundries, where he was Senior Vice President and General Manager of the Computing, Wired Infrastructure and Storage business; Intel Corporation where he served as Senior Vice President and General Manager of Platform Engineering; and Qualcomm, where his roles included President of Qualcomm Atheros. Mr. Faintuch started his corporate career at Texas Instruments where he was responsible for establishing the company’s technical and market leadership in mobile connectivity technologies such as Bluetooth, Wi-Fi, GPS and NFC. Mr. Faintuch holds a bachelor’s degree in economics and business administration from Haifa University in Israel and a dual MBA degree in high technology management from the Kellogg School of Management at Northwestern University and the Recanati Business School at Tel Aviv University. We believe Mr. Faintuch’s qualifications to sit on our board include his senior leadership experience through his many executive management roles, including at some of the world’s leading semiconductor companies and his prior service on the board of directors of a publicly traded company.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years
Jaclyn Liu	51	2021

Ms. Liu has served as a member of our board of directors since February 2021. Ms. Liu is a senior Partner at Morrison & Foerster LLP, an international law firm, and has more than 25 years of experience in advising public companies on corporate governance matters, M&A strategies and China matters. She serves as outside general counsel to a number of public companies and provides big‑picture, critical value-adding strategic advice. She formerly served as co-chair of Morrison & Foerster’s Global Corporate Department of over 400 lawyers. Ms. Liu graduated from Harvard Law School. We believe Ms. Liu’s qualifications to sit on our board include her expertise in legal matters, her corporate governance and public company expertise, her extensive M&A expertise and her in-depth knowledge of corporate responsibility and cybersecurity matters for public companies.

Maria Marced(1)(3)	71	2016

Ms. Marced joined our board of directors in December 2016. From 2007 until her retirement in December 2023, she served as President of TSMC Europe BV, with responsibility for driving the development, strategy and management of TSMC’s business in Europe. Before joining TSMC, Ms. Marced was Senior Vice President and General Manager of Sales and Marketing at NXP Semiconductors/Philips Semiconductors. She joined Philips Semiconductor in September 2003 as Senior Vice President and General Manager of the Connected Multimedia Solutions Business Unit overseeing Philips' semiconductor solutions for connected consumer applications. Previous to her work with Philips, Ms. Marced was employed at Intel where she developed her professional career for more than 19 years, reaching the top position in the Europe, Middle East and Africa region as Vice President and General Manager. She currently serves as Chairwoman of the EMEA Leadership Council of the GSA (Global Semiconductor Alliance). In June 2023, Ms. Marced was appointed to the board of directors of Sequans Communications S.A., and in November 2023, Ms. Marced was appointed to the board of directors of IQE plc. We believe Ms. Marced’s qualifications to sit on our board include her experience serving on other public company boards of directors in addition to her years of executive experience in the high technology and semiconductor industries, her extensive knowledge of our sales channels, competitors and end markets, her deep understanding of our company and her technical expertise relating to the semiconductor industry.

Peter McManamon	77	2003

Mr. McManamon joined our board of directors in April 2003 and has served as chairman of our board since May 2005. He was a business advisor with the Enterprise Ireland funded Stanford University program entitled “Strategic Leadership for CFOs.” Mr. McManamon served as Chief Financial Officer of Parthus Technologies plc from 1993 until March 2001, Executive Vice President of Corporate Development of Parthus Technologies plc from March 2001 until November 2002, a member of the board of directors of Parthus Technologies plc from 1993 until November 2002, and was one of the co-founders of Parthus Technologies plc. From May 2005 to August 2011, Mr. McManamon served as a partner of Atlantic Bridge, an investment company. In September 2011, he was appointed chairman of Atlantic Bridge. In December 2012, he completed his second five-year term as a board member of The National Development Finance Agency, and as a member of the Audit Committee of the National Treasury Management Agency, appointments made by the Irish Government. He also served as a director of Openmind Networks, Ltd., a provider of SMS and MMS router solutions for mobile and wholesale operators until September 2017. In September 2018, he was appointed and currently serves as a director of Broadwake Limited. We believe Mr. McManamon’s qualifications to sit on our board include his qualification as a Chartered Director, his extensive knowledge of our company, products, and strategies through his early involvement with Parthus Technologies, his knowledge of financial markets, financing operations and global organizations through his years of experience providing strategic and investment advisory services to various global companies as a partner of Atlantic Bridge, and his executive management and corporate strategy skills.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years
Amir Panush	52	2024

Mr. Panush joined our board of directors on February 13, 2024 and has served as our Chief Executive Officer since January 2023. He joined us from InvenSense, Inc., a TDK group company, where he served as Chief Executive Officer and General Manager of TDK Corporation’s MEMS Sensors Business Group. Mr. Panush previously held various leadership positions at TDK following TDK’s successful acquisition of InvenSense in 2017. Mr. Panush joined InvenSense in 2015, serving as head of the company’s Strategy & Corporate Development, where he drove strategic expansion and diversification efforts. Prior to joining InvenSense, from May 2011 to March 2015, Mr. Panush served in various capacities at Qualcomm, most recently as the Senior Director of Product Management and Business Development for the IoE/IoT client business. Prior to joining Qualcomm, Mr. Panush led strategic marketing and partnerships at Atheros Communications, which was later acquired by Qualcomm. His earlier industry roles spanned software engineering and project management leadership at Texas Instruments and Comsys Mobile, which was acquired by Intel. Mr. Panush holds a Master of Business Administration from Haas Business School, University of California at Berkeley and a bachelor’s degree, Cum Laude, in Computer Science from Technion Institute of Technology in Israel. We believe Mr. Panush’s qualifications to sit on our board include his years of executive experience in the high technology and semiconductor industries, as well as his intimate knowledge of our business, operations, technology and sale channels acquired as our Chief Executive Officer.

Louis Silver(1)(3)	72	2002

Mr. Silver has served as a member of our board of directors since April 2002. He currently serves as a corporate advisor and Managing Director for Alba Capital S. A. and Wicklow Corp., private holding investment companies. From April 2005 until April 2015, Mr. Silver was a principal at RP Capital Group, an alternative investment firm focused on investment opportunities in EMEA. Mr. Silver serves on the board of a number of private companies, was a director of DSP Group, a former Nasdaq-listed company, until May 2012, and director of Scopus Video Networks Ltd., a former Nasdaq-listed company, until December 2008. We believe Mr. Silver’s qualifications to sit on our board include his corporate legal experience which can assist the board in fulfilling its oversight responsibilities regarding legal and regulatory compliance, his years of experience providing strategic and investment advisory services to companies and his public company experience which allows him to understand the dynamics of the board overseeing an ever-changing mix of strategic, operational and compliance-related matters.

(1)	Member of compensation committee.

(2)	Member of nomination and governance committee.

(3)	Member of audit committee.

We expect Jaclyn Liu to replace Sven-Christer Nilsson on the nomination and governance committee and Amir Faintuch to replace Sven-Christer Nilsson on the audit committee, each effective as of the annual meeting.

Each of our director nominees brings significant expertise and experience to the role of director. Below is a summary of the qualifications and experiences of each of our director nominees:

Director Qualifications & Experience	Andrietti	Faintuch	Liu	Marced	McManamon	Silver	Panush
Executive Leadership Experience	X	X	X	X	X		X

Semiconductor, Industry and Technical Experience	X	X	X	X	X	X	X

Sales, Marketing and Brand Management Experience	X	X	X	X	X		X

Operations Experience	X	X	X	X	X	X	X

Financial Expertise	X	X		X	X	X	X

Strategy and Development	X	X	X	X	X	X	X

Cybersecurity, Compliance and Risk Management	X	X	X	X	X	X

Public Company Board Experience	X	X	X	X	X	X

Each director nominee will be elected by the affirmative vote of a majority of the votes cast by the holders of our common stock present in person (virtually) or represented by proxy at the meeting and entitled to vote on his/her election (that is, the number of shares voted “for” that nominee exceeds the number of votes cast “against” that nominee). Abstentions and broker non-votes are not considered votes cast and will have no effect on the election of each director nominee.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE.

CORPORATE GOVERNANCE

Corporate Governance Overview

Our board of directors is committed to strong and effective corporate governance, and, as a result, it regularly monitors our corporate governance policies and practices to ensure compliance with applicable laws, regulations and rules, as well as best practices.

Our corporate governance program features the following:

●	We have an independent chairman of the board;

●	All of our directors, other than our Chief Executive Officer, are independent;

●	All of our board members stand for election annually;

●	We have a majority voting standard for the election of directors;

●	We have a board of directors with deep industry expertise, including three new directors appointed in the last five years;

●	We periodically review succession planning for our Chief Executive Officer and other board members;

●	We have a robust stockholder engagement program;

●	We have no stockholder rights plan in place;

●

Our board committees regularly review and update, as necessary, the committee charters, which clearly establish the roles and responsibilities of each such committee, and such charters are posted on our website for review;

●	Our board generally has an executive session among our non‑employee and independent directors before and/or after every board meeting;

●	Our board enjoys unrestricted access to the Company’s management, employees and professional advisers;

●	We have a Code of Business Conduct and Ethics that is reviewed regularly for best practices and is posted on our website for review;

●	We have a clear set of corporate governance guidelines that is reviewed regularly for best practices and is posted on our website for review;

●	We maintain an anonymous whistleblower hotline accessible on our website;

●	We focus on employee engagement and retention;

●	We are committed to corporate and social responsibility;

●	We provide board oversight and leadership on environmental, social and governance issues;

●	We have adopted a sustainability policy covering data privacy and security, resource conservation and recycling, environmental policy and employees, which is posted on our website for review;

●	We conduct an annual say‑on‑pay vote;

●	Our charter documents have no supermajority voting provisions;

●	Our Insider Trading Policy prohibits hedging, pledging or shorting of our stock by all of our employees, including executive officers and directors;

●	We have adopted a compensation recoupment policy applicable to our executive officers;

●	None of our board members is serving on an excessive number of public company boards;

●

We have established stock ownership requirements for our named executive officers and all of our directors to ensure that their interests remain aligned with the interests of the Company and our stockholders;

●	There are no family relationships among any of our directors or executive officers;

●	Our board performs an annual self‑assessment, led by the chair of the nomination and governance committee, to evaluate its effectiveness in fulfilling its obligations; and

●

Our corporate governance documents do not contain a supermajority standard for the approval of a merger or a business combination, which transaction requires the affirmative vote of a majority of the outstanding shares.

Board Leadership Structure

Our board of directors has a chairman who is a non‑employee director. Our chairman is responsible for chairing board meetings and meetings of stockholders, assisting management in setting the agendas for board meetings, providing information to the board members in advance of meetings and between meetings and providing guidance to our Chief Executive Officer on corporate strategies. Our Chief Executive Officer joined as a member of our board in February 2024. Our Chief Executive Officer is responsible for implementing the strategic direction of the Company and the day‑to‑day leadership and performance of the Company. Our board of directors unanimously appointed our Chief Executive Officer to the board in consideration of the insights he brings to the board in light of his day‑to‑day leadership of the Company and intimate knowledge of our business, operations, technology and sale channels.

The Board’s Role in Risk Oversight

Our board of directors utilizes an enterprise‑wide approach to risk management, designed to support the achievement of business objectives, including organizational and strategic objectives, improve long‑term organizational performance and enhance stockholder value. The involvement of the full board in setting our business strategy is a key part of its assessment of management’s plans to deal with business risks and determination of what constitutes an appropriate level of risk for the Company. While our board has risk oversight responsibility, management is responsible for assessing and managing material risk exposures. Our board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, cybersecurity, and strategic and reputational risks. While the full board has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. For example, financial, legal, IT, cybersecurity and general business risks, including internal controls and oversight of management’s maintenance of the corporate risk register, are overseen by the audit committee. Risks that may be implicated by our executive compensation programs are overseen by the compensation committee and from time to time by the nomination and governance committee. Upon identification of a risk, the assigned board committee or the full board discuss or review risk management and risk mitigation strategies. Additional review or reporting on enterprise risks is conducted as needed or as requested by the board or committee.

Director Independence

Our board of directors has determined that all members of the board, except Mr. Panush, our Chief Executive Officer, are independent pursuant to the Nasdaq listing rules. In making this determination, our board of directors considered transactions and relationships between each director or his or her immediate family and the Company and our subsidiaries, including those reported in the section below captioned, “Transactions with Related Parties.” The purpose of this review was to determine whether any such relationships or transactions interfere with the exercise of independent judgment in carrying out the responsibilities of a director and are, therefore, inconsistent with a determination that the director is independent. As a result of this review, our board affirmatively determined that all of our directors, except Mr. Panush, are independent under the standards set forth by the Nasdaq listing rules.

Relationships among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

Board of Directors Meetings

Our board of directors met seven times during 2025 and acted by written consent three times in 2025. All directors attended at least 75% of the meetings of our board of directors and committees on which they serve. It is the policy of our board that the independent directors shall meet separately with no members of management present in executive sessions on a routine basis, but no less than twice annually, to review and discuss, among other things, the Company’s strategy, performance and management effectiveness.

Board Committees

Our board of directors has standing audit, compensation, and nomination and governance committees, each of which operates under a charter that has been approved by the board of directors. Current copies of each of the audit, compensation and nomination and governance committee’s charters are posted on the corporate governance section of our website, www.ceva‑ip.com. Our board of directors also has ad hoc investment, strategy and pricing committees.

The primary purpose of the audit committee is to assist the board of directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of Ceva and audits of the financial statements of Ceva. The members of the audit committee are Maria Marced, Sven‑Christer Nilsson and Louis Silver. Mr. Silver serves as the chairman of the audit committee. Each of Ms. Marced, Mr. Nilsson and Mr. Silver qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The audit committee met six times during 2025 and acted by written consent once in 2025. All of the members of the audit committee are independent under Nasdaq listing standards and the independence requirements of Rule 10A‑3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The primary purposes of the compensation committee are to discharge the responsibilities of the board of directors relating to compensation of Ceva’s executive officers, to make recommendations with respect to new incentive compensation and equity‑based plans and to make recommendations regarding director compensation and administration of Ceva’s equity compensation plans. The members of the compensation committee are Bernadette Andrietti, Maria Marced and Louis Silver. Ms. Marced serves as the chairwoman of the compensation committee. The compensation committee met three times in 2025 and acted by written consent three times in 2025. All of the members of the compensation committee are independent under Nasdaq listing standards.

The primary purpose of the nomination and governance committee is to recommend to the board of directors the persons to be nominated for election as directors at any meeting of stockholders, to develop and recommend to the board of directors a set of corporate governance principles applicable to Ceva and to oversee the evaluation of the board of directors and management. The members of the nomination and governance committee are Sven‑Christer Nilsson and Bernadette Andrietti. Mr. Nilsson serves as the chairman of the committee. The nomination and governance committee met once in 2025 and acted by written consent twice in 2025. All members of the nomination and governance committee are independent under Nasdaq listing standards.

Audit Committee

The audit committee’s responsibilities include:

●	appointing, approving the compensation, and overseeing the work of our independent auditor;

●	assessing the qualifications and independence of our independent auditor, including through the receipt and consideration of certain reports from independent auditors;

●	reviewing and approving all non‑audit related services performed by our independent auditor;

●

reviewing and discussing with the independent auditors the matters required to be communicated by the independent auditors, including pursuant to the standards adopted by the Public Company Accounting Oversight Board;

●	coordinating the board of directors’ oversight of our internal controls over financial reporting, disclosure controls and procedures and Code of Business Conduct and Ethics;

●	reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;

●	preparing the audit committee report required under the SEC rules;

●	overseeing our internal audit staff, including on the appointment, replacement, reassignment or dismissal of an internal audit department manager or director;

●	advising the board of directors with respect to our policies and procedures regarding compliance with applicable laws and regulations, and our Code of Business Conduct and Ethics;

●

establishing procedures for (a) the receipt, retention and treatment of any complaints we receive regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

●	reviewing related‑party transactions that would be disclosed pursuant to SEC rules;

●	evaluating and monitoring our cybersecurity and other information technology risks, controls and procedures, including our plans to mitigate cybersecurity risks and respond to data breaches;

●

reviewing and discussing with management, as necessary, any specific cybersecurity issues that arise, and where appropriate, engaging with consultants, auditors and other third parties to perform assessments on our cybersecurity measures; and

●	conducting or authorizing investigations into any matters within the scope of its responsibilities.

Compensation Committee

The compensation committee’s responsibilities include:

●	determining the compensation of the executive officers, including the Chief Executive Officer;

●	reviewing and making recommendations to the board with respect to our cash and equity incentive plans;

●	reviewing and making recommendations to the board with respect to director compensation;

●	reviewing and making recommendations to the board with respect to clawback policies; and

●	administering Ceva’s equity incentive plans.

Nomination and Governance Committee

The nomination and governance committee’s responsibilities include identifying individuals qualified to become board members and recommending to the board the persons to be nominated for election as directors and to each of the board’s committees. The committee assists the board of directors in all matters relating to the establishment, implementation and monitoring of policies and processes regarding the recruitment and nomination of candidates to the board of directors and the committees of the board of directors, and the development, evaluation and monitoring of our corporate governance processes and principles. The committee also is responsible for developing, implementing and monitoring compliance with our Code of Ethics, and corporate governance guidelines and making recommendations to the board of directors of revisions to the code and the guidelines from time to time as appropriate, as well as providing guidance to the board of directors and management regarding Ceva’s policies and practices relating to environmental, social and governance matters and other relevant sustainability matters.

Director Annual Evaluation

It is important to the Company that the board of directors and its committees are performing effectively and in the best interest of the Company and its stockholders. The board of directors performs an annual self‑assessment, led by the chair of the nomination and governance committee, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self‑assessment, directors are able to provide feedback on the performance of other directors. The chair of the nomination and governance committee then follows up on this feedback and takes such further action as he deems appropriate.

Director Candidates

The process to be followed by the nomination and governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board of directors.

In considering whether to recommend any candidate for inclusion in our board’s slate of recommended director nominees, the nomination and governance committee only considers candidates who have demonstrated executive experience, have experience in an applicable industry, or significant high‑level experience in accounting, legal or an applicable technical field. Other criteria will include the candidate’s integrity, business acumen, knowledge of our business and industry, and experience, in addition to considering potential conflicts of interest that may impact the candidate’s ability to act in the interests of all stockholders. The committee will not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experiences, views, professions, education, knowledge, skills and geographic representations that will allow the board of directors to fulfill its responsibilities.

The nomination and governance committee has adopted a policy of accepting recommendations from stockholders for consideration as potential director candidates. Stockholders who wish to submit a director candidate for consideration should follow the procedures set forth under “Stockholder Proposals for 2027 Annual Meeting and Nominations of Persons for Election to the Board of Directors.” Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder‑recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board of directors determines to nominate a stockholder‑recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nomination and governance committee or the board of directors, by following the procedures set forth under “Stockholder Proposals for 2027 Annual Meeting and Nominations of Persons for Election to the Board of Directors.”

We have not received a director nominee recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock.

Leadership Succession

Our board of directors is committed to adding new directors to infuse new ideas and fresh perspectives in the boardroom. As part of our board’s succession planning, the nomination and governance committee and our board of directors regularly reviews the composition of the board and assesses the balance of knowledge, experience, skills, expertise, tenure and diversity that is appropriate for the board and the Company. In that regard, we added Ms. Liu to our board in 2021, Mr. Panush in 2024 and Mr. Faintuch in 2025, and five long‑tenured directors (including Mr. Nilsson) have retired or resigned since 2021.

Our board of directors also plans for succession to the position of Chief Executive Officer. To assist the board of directors with its review, our Chief Executive Officer periodically provides the board of directors with an assessment of senior executives and their potential to succeed to the position of Chief Executive Officer.

Our Chief Executive Officer also provides the board of directors with an assessment of potential successors to key positions. In addition, Dana Maor Megiddo, our VP People, is a seasoned human resources executive with years of experience and is responsible for shaping the Company’s processes for promotion of its employees, workforce training and the identification of the next generation of leadership within the Company. Furthermore, through invitation to its meetings and access to key employees, our board of directors has the opportunity to meet with leaders of our Company and conduct its own analysis of the Company’s culture and employees.

Board Tenure

Our board of directors recognizes that its current members have served on the board of directors for various tenures, with three directors serving less than five years and three directors serving more than 20 years. Our board of directors believes that the board represents a balance of industry, technical and financial experiences, which provide effective guidance and oversight to management. Our governance policies reflect our belief that directors should not be subject to term limits. While term limits could facilitate fresh ideas and viewpoints being consistently brought to the board of directors, we believe they are counterbalanced by the disadvantage of causing the loss of a director who, over a period of time, has developed insight into our strategies, operations, and risks and continues to provide valuable contributions to board deliberations. Nonetheless, we have heard our stockholders’ desire for board refreshment. Our board of directors is committed to adding new directors to infuse new ideas and fresh perspectives in the boardroom. Our nomination and governance committee assesses the continuing independence of long‑tenured directors from management as part of its determination on whether to nominate an incumbent director for re‑election. In addition to the retirements or resignations of five long‑standing directors (including Mr. Nilsson) since 2021, we have undertaken various steps to augment our current board tenure, including the appointment of Ms. Liu in 2021, Mr. Panush in 2024 and Mr. Faintuch in 2025. We will continue to monitor board tenure and consider changes as appropriate.

Stockholder Engagement

Our board of directors and management focus on creating long‑term, sustainable stockholder value. Key to this goal is stockholder engagement at conferences and in one‑on‑one meetings to discuss our financial performance, corporate governance practices, executive compensation programs and other matters. Our conversations with stockholders allow us to better understand our stockholders’ perspectives and provide us with useful feedback to calibrate our priorities.

For years, we have generally undertaken a comprehensive, annual stockholder engagement process to gain insights into our stockholders’ concerns and identify areas for improvement within our executive compensation program and corporate governance matters generally. In accordance with the importance that our board of directors places on stockholder engagement, the chair of our board of directors, Peter McManamon, conducts the stockholder outreach with assistance from management. In March 2026, our chairman reached out to 18 of our largest stockholders (who at the time owned approximately 66% of our issued and outstanding shares of common stock) in a letter summarizing recent developments of the Company and offering to listen to their perspectives and concerns, if any, in follow‑up, individualized engagements. Stockholders who at the time owned approximately 35% of our issued and outstanding common stock responded to Mr. McManamon’s letter.

We welcome the feedback we received during our engagement with our stockholders. The table below describes what we have heard from our stockholders in recent years and how we have implemented improvements to address our stockholders’ feedback.

What We Heard	How We Responded
Incentive awards should be more performance‑based.

Since 2020, we have maintained the performance-based portion of our executive officers’ equity compensation at 50%, or an even greater portion for our Chief Executive Officer. We continue to use total shareholder return relative to selected stock indices (“TSR”) as the performance criteria for our PSUs.

What We Heard	How We Responded
We should consider board tenure.

Our board of directors is committed to adding new directors to infuse new ideas and fresh perspectives in the boardroom. In addition to the appointment of Ms. Liu to our board in 2021, Mr. Panush to our board in 2024 and Mr. Faintuch to our board in 2025, since 2021, five long‑tenured board members (including Mr. Nilsson) have retired. We are considering undertaking additional steps to augment our current board composition in consideration of our current board tenure. We added Ms. Liu to our board in 2021 in consideration of her expertise in M&A and in corporate governance and corporate responsibility matters for public companies. We added Mr. Panush to our board in 2024 in consideration of his expertise in corporate development and strategy based on his extensive leadership experiences in the semiconductor industry as well as his business insight gained in his role as our current Chief Executive Officer. We added Mr. Faintuch to our board in 2025 in consideration of his expertise as a business and technology executive at some of the world’s leading semiconductor companies.

Consider material risks and opportunities with respect to reputational matters and responsible business practices.

Our nomination and governance committee is responsible for board oversight and leadership on responsible business practices, including with respect to sustainability and assessment of risks and opportunities that may be material to our business from an environmental, social and governance perspective. We also set up a taskforce within the Company to oversee the development and implementation of a Sustainability Policy, which is posted on the company section of our website at www.ceva‑ip.com/sustainability, and which also contains a link to our 2025 report on related initiatives for 2025.

We should focus on workforce engagement and retention matters that are material to our business.

Dana Maor Megiddo, a seasoned human resources executive with years of experience, serves as our Vice President People and is responsible, among other things, for improving employee engagement, compensation and benefits, while increasing soft skills training for managers, for better performance reviews, retention and ability to hire in a very competitive market.

Furthermore, until the end of 2021, Ms. Andrietti served on the board of Cercle InterElles association, a leadership network of 15 companies in the technology and science fields dedicated to closing the gender gap in these fields and to promoting women leadership. Her expertise in this area provides guidance to management on promotion of diversity in the workforce.

Communicating with the Independent Directors by Stockholders

The board of directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The chairman of the nomination and governance committee, with the assistance of our Chief Financial Officer and our Corporate Secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nomination and governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and long‑term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors c/o Corporate Secretary, Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850.

Code of Business Conduct and Ethics

Our board of directors adopted a Code of Business Conduct and Ethics (the “Code of Ethics”). Our Code of Ethics applies to all of our employees and is posted on the corporate governance section of our website at www.ceva‑ip.com. The Code of Ethics satisfies the requirements under the Sarbanes‑Oxley Act of 2002, Nasdaq rules applicable to issuers listed on the Nasdaq Market and the Internal Control‑Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). The Code of Ethics, among other things, addresses issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the Code of Ethics is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. Any waivers of the Code of Ethics with respect to our executive officers and directors may be granted only by the audit committee or the board of directors. Any waivers of the Code of Ethics with respect to the remainder of the employees may be granted by the compliance officer, which is currently our Chief Financial Officer. Any waivers of the Code of Ethics and any amendments to the Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or persons performing similar functions, will be posted on our website.

Our audit committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, as well as any other complaints, and (b) the confidential, anonymous submission via a third‑party vendor by our employees of concerns regarding questionable accounting or auditing matters, as well as any other complaints.

Insider Trading Policies and Procedure

Our Code of Ethics, which is applicable to all directors and employees, provides that directors and employees who have material non‑public information about Ceva or other companies, including our suppliers and customers, as a result of their relationship with Ceva are prohibited by law and Ceva policy from trading in Ceva securities or securities of such other companies, as well as from communicating such information to others who might trade on the basis of that information.

We also maintain an Insider Trading Policy governing the purchase, sale, gifting or other disposition of our securities by our directors, officers, employees and certain other covered persons. Those covered by the Insider Trading Policy are subject to various restrictions on transacting in our securities. Additionally, under our Blackout, Pre-Clearance and Section 16 Compliance Policy, certain individuals are prohibited from trading securities during various times throughout the year, and certain individuals must receive pre‑clearance from our compliance officer, who is currently our Chief Financial Officer, prior to trading. Repurchases of our common stock pursuant to our share repurchase program are conducted under the supervision of our Chief Financial Officer.

A copy of our Insider Trading Policy is included as Exhibit 19 to our annual report on Form 10‑K for the fiscal year ended December 31, 2025.

We believe our policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and exchange listing standards applicable to Ceva.

Prohibition on Pledging and Hedging of Company Securities

Pursuant to our Insider Trading Policy, all employees of the Company, including executive officers, as well as directors, are prohibited from engaging in short‑term or speculative securities transactions with respect to our common stock, such as short sales, puts, calls and other exchange‑traded derivatives. Since the inception of the policy, no director or executive officer has pledged or hedged any company shares. Nonetheless, in 2020, the board of directors eliminated the availability of any waiver for pledging or hedging by directors and employees, including executive officers.

Practices Regarding Timing of Equity Award Grants

In recent years, we have not compensated our executive officers with options, and we also do not generally compensate our other employees with options and instead have principally relied on grants of RSUs and PSUs pursuant to our 2011 Plan.

It is our practice not to time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Our annual RSU and PSU awards to our named executive officers are generally approved by our compensation committee at its first regularly scheduled meeting of the fiscal year. These annual awards are generally approved with an effective time as of the close of business on the completion of the second full trading day after the release of earnings for the prior fiscal year, and the number of shares subject to the awards are determined based on a fixed dollar amount approved by the compensation committee divided by the closing price as of the effective time of the awards. Our RSU awards to other eligible employees, including for new hires and refresh awards to existing employees, are generally approved by our compensation committee on a similar basis, with the grant of such awards effective as of the close of business on the completion of the second full trading day after the release of earnings for the applicable prior fiscal quarter.

Compensation Recoupment Policy

Effective November 7, 2023, our board of directors adopted a compensation recoupment policy (the “clawback policy”) as required by Rule 10D‑1 under the Exchange Act and the corresponding Nasdaq listing standards. In the event the Company is required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under U.S. federal securities laws, the clawback policy requires the Company to recover erroneously awarded compensation that is granted, earned or vested based in whole or in part upon the attainment of a financial reporting measure and that is received by our current and former executive officers (as defined in Rule 10D‑1) during the three fiscal years preceding the date that the Company is required to prepare the accounting restatement. The amount recoverable is the compensation paid or payable in excess of the amount that would have been paid or payable based on the restated financial results.

In addition, as a public company subject to Section 304 of the Sarbanes‑Oxley Act of 2002, if we are required to restate our financial results due to our material noncompliance, as a result of misconduct, with any financial reporting requirements under the U.S. federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or incentive‑based or equity‑based compensation they receive.

Responsible Business

We are committed to being a responsible and respected global corporate citizen and a more sustainable company in the countries where we have operations and employees. Our innovative technologies, which powered more than two billion devices shipped in 2025 alone, inherently provide our customers with low‑power solutions that through reduced energy use have a positive impact on our planet and its people. In addition, we have reduced our environmental footprint by using cloud‑based infrastructure and adopting other more efficient business practices to minimize our own energy consumption and waste generation, and our remote hybrid work policies further contribute to decreased carbon emissions by reducing the need for daily commutes. Building on these efforts, we continued to make meaningful progress in 2025 toward reducing our environmental footprint through lower greenhouse gas emissions and energy consumption, investments in energy-efficient building upgrades across our global offices, expanded electric vehicle charging infrastructure, and the advancement of green building certification initiatives. We have also expanded our community volunteering programs and enhanced our employee mental health assistance program, reinforcing our dedication to creating a positive work environment.

We also recognize that certain environmental, social and governance factors can help identify and assess risks and opportunities that can have real financial impact over the long term. This is why in recent years we have proactively worked to better understand which of these risks and opportunities are relevant to our business and to manage them accordingly. In that regard, our board of directors determined that the management and oversight of these matters are critical responsibilities of the board, has undergone training on the latest developments in responsible business practices to set the tone for improvements within our company, and has delegated to the nomination and governance committee responsibility to oversee our responsible business efforts and commitments. From time to time, we consult with specialists to improve our analysis and readiness for sustainability and reporting.

Using the technology and communication sector (semiconductor industry) standards issued by the Sustainability Accounting Standards Board as a guidepost, our commitment to sustainable and responsible business focuses on environmental controls, resource conservation and recycling, employee engagement, diversity and equal opportunity, employee health and safety, corporate governance and business ethics. This framework is distilled into our Sustainability Policy, which is posted on the company section of our website at www.ceva‑ip.com/sustainability, and which also contains a link to our 2025 report on related initiatives for 2025.

Cybersecurity and Data Protection

Cybersecurity represents an important component of our overall approach to enterprise risk management and is one of the key risks identified for oversight by our board of directors through our annual enterprise risk management assessment. Our enterprise risk management approach generally, and our cybersecurity practices in particular, are based upon industry standards and implemented using managed security applications. We generally approach cybersecurity threats through a cross‑functional approach and endeavor to: (i) prevent and mitigate cybersecurity threats to the Company; (ii) maintain the confidence of our customers, clients and business partners; (iii) preserve the confidentiality of our employees’ information; and (iv) protect our intellectual property.

We take various measures to ensure the integrity of our systems, including implementation of security controls, periodic assessment and testing of our processes and practices including through engagement with consultants, auditors and other third parties to perform assessments on our cybersecurity measures, and regular training of our employees with respect to measures we can take to enable us to thwart cybersecurity attacks. While the full board of directors has the ultimate oversight responsibility, our audit committee reviews the risk management processes relating to cybersecurity on a regular basis. Further, all our employees are trained at least annually on our information security procedures.

Director Attendance at Stockholder Meetings

We have adopted a guideline providing that, in light of the geographic dispersion of our directors, the directors’ attendance at the annual meeting of stockholders is encouraged but not required. Our 2025 annual meeting of stockholders was conducted virtually and was attended by all directors.

Transactions with Related Parties

One of our directors, Jaclyn Liu, is a senior partner of Morrison & Foerster LLP, our outside legal counsel in 2025. Aggregate fees paid to Morrison & Foerster LLP for the year ended December 31, 2025 were approximately $0.8 million. During the fourth quarter of 2025, the Company ended its engagement with Morrison & Foerster LLP as its outside legal counsel for corporate and securities law.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law.

We have adopted a written policy regarding related person transactions which is incorporated in the charter of the audit committee. Pursuant to this policy, our audit committee must review and approve any such transactions. Except as described above with respect to Ms. Liu, there were no other related party transactions in 2025.

Legal Proceedings

To our knowledge, no material proceedings exist to which any director, officer or affiliate of Ceva, any owner of record or beneficially of more than 5% of any class of voting securities of Ceva, or any associate of any such director, officer, affiliate of Ceva, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

No Supermajority Vote on Approval of Mergers or Other Business Combinations

Our corporate governance documents do not contain a supermajority standard for the approval of a merger or a business combination. Such transactions require the affirmative vote of a majority of the outstanding shares.

Corporate Governance Guidelines

Our board of directors adopted a set of corporate governance guidelines which set forth the practices our board of directors follows with respect to, among other things, the composition of the board and board committees, director responsibilities, director continuing education and performance evaluation of the board of directors. The guidelines are posted on the investor relations section of our website at www.ceva‑ip.com.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of April 20, 2026.

Name	Age	Business Experience
Amir Panush	52

Amir Panush has served as our Chief Executive Officer since January 2023, a director since February 2024, and is a nominee to the Board of Directors. His description appears under “Proposal 1 ‑ Election of Seven Directors.”

Yaniv Arieli	57

Mr. Arieli has served as our Chief Financial Officer since May 2005. Prior to his current position, Mr. Arieli served as President of U.S. Operations and Director of Investor Relations of DSP Group beginning in August 2002 and Vice President of Finance, Chief Financial Officer and Secretary of DSP Group’s DSP Cores Licensing Division prior to that time. Before joining DSP Group in 1997, Mr. Arieli served as an account manager and certified public accountant at Kesselman & Kesselman, a member of PricewaterhouseCoopers, a leading accounting firm. Mr. Arieli is a CPA and holds a B.A. in Accounting and Economics from Haifa University in Israel and an M.B.A. from Newport University and is also a member of the National Investor Relation Institute.

Michael Boukaya	51

Mr. Boukaya has served as our Chief Operating Officer since April 2019. Mr. Boukaya was promoted to Executive Vice President and Chief Operating Officer in November 2022. Previously, he served as Vice President and General Manager of Wireless Business Unit from October 2014 to April 2019, and Vice President and Chief Architect with overall responsibility for the research and development of next generation DSP Cores, wireless platform architectures and multimedia processors from January 2006 to October 2014. Prior to joining Ceva, he was with the DSP Group since 1998, holding different engineering and R&D management positions. Mr. Boukaya holds a B.Sc. in Electronic Engineering from Technion Technology Institute and graduated from Executive Program of Stanford Graduate School of Business. He holds several patents on DSP Technology.

Gweltaz Toquet	53

Mr. Toquet has served as our Chief Commercial Officer since January 2023. Mr. Toquet has more than 20 years of sales and management experience with the Company, most recently serving as our Vice President of Sales for Asia Pacific, India and Europe. In particular, Mr. Toquet has spent over 15 years as our Vice President of Sales for Asia Pacific based in Hong Kong, where he led the build‑out and management of the sales and support functions in the region spanning China, Japan, Taiwan and Korea. Prior to joining the Company in 2002, Mr. Toquet held several roles in sales, business development, product marketing and business line management at Freehand DSP and Texas Instruments. Mr. Toquet holds a Master of Science in Engineering degree from Institut Supérieur d’Electronique de Paris (ISEP).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our named executive officers for the fiscal year ended December 31, 2025 are:

●	Amir Panush, our Chief Executive Officer;

●	Yaniv Arieli, our Chief Financial Officer;

●	Gweltaz Toquet, our Chief Commercial Officer; and

●	Michael Boukaya, our Executive Vice President and Chief Operating Officer.

Overview of Compensation Philosophy and Objectives

We operate in a very competitive, dynamic and challenging industry. The compensation committee, which establishes our compensation policy, seeks to achieve the following three broad goals in connection with our executive compensation program:

●	enable Ceva to attract and retain qualified executive officers;

●

create a performance‑oriented environment by rewarding executive officers for the achievement of Ceva’s business objectives, both short‑term and long‑term, and achievement within an individual executive officers’ particular area of responsibility; and

●

provide executive officers with equity incentives in Ceva so as to link a portion of an executive officer’s compensation with the positive performance of the Company as reflected in Ceva’s common stock and strategic goals.

We believe that our executive officers’ compensation should be tied to both the short‑term and long‑term performance of our stock, which we believe aligns our executive compensation with returns to our stockholders while also reflecting our operating performance and ultimately the management of the Company by our executive officers. Our policy for allocating between short‑term and long‑term compensation is to ensure adequate base compensation to attract and retain key personnel, while providing incentives to maximize long‑term value for our company and our stockholders. We further believe that our executive officers’ total annual cash compensation should vary with the Company’s performance and that the higher an executive officer’s level of responsibility within the Company, the greater the percentage of such executive officer’s compensation should be tied to the Company’s performance. However, notwithstanding the above principles, we rely upon informed judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer.

The compensation committee believes that the Company’s executive compensation program closely links to the Company’s business strategies, aligns pay with performance and reflects competitive practices regarding executive compensation.

The compensation committee, which is comprised solely of independent, non‑employee board members, has the authority and responsibility to establish our overall compensation strategy, including reviewing, analyzing and approving the compensation structure for our Chief Executive Officer, our executive and non‑executive officers and other key employees each fiscal year; and administer our incentive compensation and benefit plans, 401(k) plan, and equity incentive and purchase plans. The compensation committee regularly updates the board of directors with respect to its undertakings in establishing the Company’s overall compensation strategy. Mses. Andrietti and Marced, and Mr. Silver were the members of the compensation committee in 2025 with Ms. Marced serving as the chair.

Executive Compensation Practices at a Glance

What We Do	What We Do Not Do

Pay for Performance under Our Executive Bonus Plans. We link pay to performance and stockholder interests by establishing annual executive cash and equity bonus plans for our executive officers based solely on financial and business metrics established in advance by the compensation committee.

No “Single Trigger” Severance Payments: We do not have “single trigger” severance payments owing solely on account of the occurrence of a change of control event.

Performance‑Based Equity Awards for All Executive Officers. We incentivize executive officers to achieve the Company’s strategic and business goals with the grant of equity awards to executive officers tied to performance metrics. In 2025, approximately 51% of the aggregate annual equity awards granted to our executive officers were in the form of PSUs, with significant components vesting based on stock price performance.

No Re‑Pricing of Equity Awards: Our equity plans prohibit repricing of equity awards without stockholder approval.

Capped Incentives under Our Annual Executive Bonus Plans. Except for the sales‑based incentive plan for our sales organization heads, the payout opportunities under our annual executive cash bonus plans are capped.

No Hedging or Pledging in Company Securities: All of our employees, including executive officers, and directors are prohibited from engaging in any hedging or pledging transaction with respect to company equity securities.

Time‑Based Equity Awards Generally Subject to Multi‑Year Vesting. Our time‑based equity award grants to our executive officers are generally subject to a multi‑year vesting schedule.	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses under our annual executive bonus plan.

Thorough Compensation Risk Assessment: Our compensation committee conducts an annual assessment of the Company’s executive and broad‑based compensation programs to ensure prudent risk management, including related policies such as ownership guidelines, hedging/pledging prohibitions, and recoupment.

No Nonqualified Defined Contribution or Other Deferred Compensation Plan. We do not have any such plans.

Compensation Committee Independence and Experience: Our compensation committee is comprised solely of independent directors who have extensive experience.	No Special Perquisites or Retirement Benefits: We do not provide special perquisites or retirement benefits to our executive officers that are not generally provided to all of our employees.

Independent Compensation Advisor: Our compensation committee has the authority to select and engage its own independent advisor.	No Tax Gross‑Ups: We do not provide tax gross‑ups.

Say‑on‑Pay: We conduct an annual say‑on‑pay vote.

Role of Chief Executive Officer in Compensation Decisions

In its annual review of each executive officer’s total compensation, the compensation committee takes into consideration the assessment of the performance of each executive officer by our Chief Executive Officer (other than his own performance, which is reviewed solely by the compensation committee), their accomplishments, and individual performance of each such executive officer, including our Chief Executive Officer’s recommendation with respect to salary adjustments and annual equity award amounts. Our Chief Executive Officer’s recommendations are generally approved by the compensation committee.

Role of Compensation Consultants in Compensation Decisions

The charter of the compensation committee authorizes the committee to engage the services of consultants to assist in the determination of our executive officers’ compensation.

Since November 2024, the compensation committee has engaged the services of Meridian Compensation Partners (“Meridian”), an independent compensation consultant, to provide advice to the committee in connection with matters pertaining to executive and outside director compensation based on competitive market compensation data analyses. Advice from Meridian is also considered by the board in making decisions regarding director compensation as well as stock ownership guidelines for directors and executive officers.

In December 2024, in connection with the engagement of Meridian, the compensation committee, with guidance from Meridian and input from senior management, selected the following peer group of companies for determining the compensation of our named executive officers for 2025 in connection with our annual compensation review and for updating our director compensation policy.

A10 Networks	Couchbase	Kaltura	Mitek Systems	Power Integrations
Ambarella	Domo	Magnachip Semiconductor	Navitas Semiconductor	Red Violet
Amplitude	Indie Semiconductor	Matterport	OneSpan	SiTime
Arteris	InterDigital	MaxLinear	PDF Solutions	Xperi

This 20‑company peer list was selected based on the following selection criteria:

●	Public, U.S. listed companies in the semiconductor and software industries that have a global presence;

●	Companies with revenues between $50 million and $500 million, with an emphasis on high growth companies; and

●	Companies with market capitalization between $350 million and $3.5 billion.

We plan on reviewing the peer group for appropriateness each year as we prepare for our annual compensation reviews.

Compensation Consultant Independence

To ensure independence, the compensation committee, as needed, will directly engage a compensation consultant and determine its independence. The compensation committee has determined that Meridian is independent under applicable SEC and Nasdaq rules, based on the committee’s review of the services provided to the Company, and concluded that no conflict of interest existed that would prevent Meridian from independently advising the compensation committee.

2025 “Say on Pay” Advisory Vote on Executive Compensation

Our stockholders provide an advisory vote annually on executive compensation. At our 2025 annual meeting of stockholders, approximately 84% of the votes cast in the “say on pay” advisory vote (representing approximately 77% of our total shares of record for the meeting) were “FOR” approval of our executive compensation. Based on our discussions with significant stockholders, we believe that these results reflect the support our stockholders have for our compensation practices, including our strong reliance on long‑term equity incentives, and that our stockholders value the consistency in our overall approach both in making year‑over‑year comparisons to our compensation and in evaluating management’s confidence in our performance.

Principal Elements of Executive Compensation

Compensation of our executive officers consists of three principal components: base salary, annual cash incentive award payable pursuant to a performance‑based bonus plan and long‑term equity incentive compensation. In 2025, equity incentive compensation to our executive officers consisted of a mix of time‑based RSUs and PSUs.

The determination by the compensation committee of the remuneration of Mr. Toquet in 2025 generally was based upon methods consistent with those used for our other executive officers, except that in lieu of participating in the 2025 Executive Bonus Plan discussed below, he was eligible for a commission‑based cash bonus, payable quarterly based on criteria discussed below.

Base Salary. The base salaries of our executive officers are reviewed annually and are set by the compensation committee. Base salaries for executive officers, including the Chief Executive Officer, are generally determined on an individual basis by evaluating (i) the executive’s scope of responsibility and changes in job responsibility, performance, prior employment experience and salary history; (ii) our financial performance, including changes in our revenues and profits, during the year; (iii) competitive market conditions for executive compensation; and (iv) internal consistency within our salary structure. The base salaries of Messrs. Panush, Arieli and Boukaya are denominated in New Israeli Shekel (“NIS”) in consideration that these executive officers reside in Israel. Mr. Toquet’s base salary is denominated in Swedish Krona (“SEK”), as he resides in Sweden. The base salaries of Messrs. Panush, Boukaya, Toquet and Arieli did not change in 2025.

2025 Executive Bonus Plan. The compensation committee believes that the opportunity to receive an annual performance‑based cash award to supplement the base salaries of executive officers provides an important incentive for the achievement of corporate goals. Accordingly, in February 2025, the compensation committee established a 2025 Executive Bonus Plan for each of Messrs. Panush, Arieli and Boukaya, effective January 1, 2025 to December 31, 2025. The committee believed that the 2025 Executive Bonus Plan was an important part of maintaining the overall competitiveness of the Company’s executive compensation program.

Parameters of the 2025 Executive Plan are as follows:

Weighting	Financial Target	Threshold for Receipt of Bonus	Linear Calculation Between Threshold and Target	Linear Calculation between Target and Maximum
40%	Specified 2025 revenue target approved by the board (the “2025 Revenue Target”)	90% of the 2025 Revenue Target	If we achieve between 90% and 100% of the 2025 Revenue Target, that percentage of the target bonus amount, subject to 40% weighting, would be payable

For the 2025 Revenue Target, if our actual result exceeds 100% of the target, every 1% achieved above the target, up to 110%, would result in an increase of 10% for Mr. Panush and an increase of 5% for each of Messrs. Arieli and Boukaya in bonus payable, subject to 40% weighting

40%	Specified 2025 non‑GAAP operating income approved by the board (the “2025 non-GAAP Operating Income Target”)	90% of the 2025 non-GAAP Operating Income Target	If we achieve between 90% and 100% of the 2025 non-GAAP Operating Income Target, that percentage of the bonus amount, subject to 40% weighting, would be payable

For the 2025 Operating Income Target, if our actual result exceeds 100% of the target, every 1% achieved above the target, up to 110%, would result in an increase of 10% for Mr. Panush and an increase of 5% for each of Messrs. Arieli and Boukaya in bonus payable, subject to 40% weighting

In addition, 5% weighting was applied for achieving certain internal business metrics, and 15% weighting was applied at the discretion of the compensation committee (the “2025 Additional Targets”), the achievement of which was to be determined by the compensation committee in its sole discretion.

Under the 2025 Executive Bonus Plan, the target annual cash incentive award opportunities for each of Messrs. Panush, Arieli and Boukaya are established as a percentage of each such executive officer’s base salary for 2025. The target and maximum award opportunities for Messrs. Panush, Arieli and Boukaya for 2025 are as follows:

Named Executive Officer	Target Award (as a percentage of base salary	Maximum Award (as a percentage of base salary)
Amir Panush	100%	180%
Yaniv Arieli	70%	98%
Michael Boukaya	70%	98%

Payment of bonuses (if any) under the 2025 Executive Bonus Plan are made in 2026. Bonuses are paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

The compensation committee believes revenue and non-GAAP operating income are the appropriate targets to base the 2025 Executive Bonus Plan because these performance measures reflect management’s efforts in determining new markets, developing new technologies and executing on initiatives to expand and grow the Company. Such factors represent short‑term success or failure of the Company and align management’s interests with that of stockholders and are part of best market practices. Non-GAAP operating income is calculated as GAAP operating income (loss), adjusted for equity-based compensation expenses, amortization of intangible assets related to the acquisition of businesses and costs associated with asset acquisition.

2025 Executive Bonus Plan Payments. In February 2026, the compensation committee reviewed the Company’s achievement of the goals under the 2025 Executive Bonus Plan and determined that the Company fell below the 2025 Revenue Target by 6%, the 2025 non-GAAP Operating Income Target was not achieved, and each of the 2025 Additional Targets was achieved. Based on these achievements, bonuses were paid out under the 2025 Executive Bonus Plan as follows:

Name	Payout	Payout Percentage
Amir Panush	$327,539	58%
Yaniv Arieli	$152,851	40%
Michael Boukaya	$129,924	40%

Payments under the 2025 Executive Bonus Plan were denominated in NIS, and for purposes of this discussion, NIS amounts were translated into the U.S. dollar at the exchange rate of NIS into the U.S. dollars at the time of accrual.

Mr. Panush’s bonus was calculated as follows:

Weight	Objective	Results	Calculation
40% of Target Bonus	2025 Revenue Target	Actual 2025 revenues were $109.6 million (vs. target of $116.0 million), ~6% below the 2025 Revenue Target.	Payout percentage: 94% Payout: $214,189

40% of Target Bonus	2025 non-GAAP Operating Income Target	Actual 2025 non-GAAP Operating Income was $9.9 million (vs. target of $15.3 million), ~35% below the 2025 non-GAAP Operating Income Target.	Payout percentage: 0% Payout: $0

20% of Target Bonus	2025 Additional Targets	5% for strong AI licensing execution in 2025, as set by the compensation committee was executed and 15% discretion targets as set by the compensation committee were achieved.	Payout percentage: 100% Payout: $113,350

Mr. Arieli’s bonus was calculated as follows:

Weight	Objective	Results	Calculation
40% of Target Bonus	2025 Revenue Target	Actual 2025 revenues were $109.6 million (vs. target of $116.0 million), ~6% below the 2025 Revenue Target.	Payout percentage: 94% Payout: $99,955

40% of Target Bonus	2025 non-GAAP Operating Income Target	Actual 2025 non‑GAAP Operating Income was $9.9 million (vs. target of $15.3 million), ~35% below the 2025 non-GAAP Operating Income Target.	Payout percentage: 0% Payout: $0

20% of Target Bonus	2025 Additional Targets	5% for strong AI licensing execution in 2025, as set by the compensation committee was executed and 15% discretion targets as set by the compensation committee were achieved.	Payout percentage: 100% Payout: $52,896

Mr. Boukaya’s bonus was calculated as follows:

Weight	Objective	Results	Calculation
40% of Target Bonus	2025 Revenue Target	Actual 2025 revenues were $109.6 million (vs. target of $116.0 million), ~6% below the 2025 Revenue Target.	Payout percentage: 94% Payout: $84,962

40% of Target Bonus	2025 non-GAAP Operating Income Target	Actual 2025 non‑GAAP Operating Income was $9.9 million (vs. target of $15.3 million), ~35% below the 2025 non-GAAP Operating Income Target.	Payout percentage: 0% Payout: $0

20% of Target Bonus	2025 Additional Targets	5% for strong AI licensing execution in 2025, as set by the compensation committee was executed and 15% discretion targets as set by the compensation committee were achieved	Payout percentage: 100% Payout: $44,962

2025 Incentive Bonus Plan for Chief Commercial Officer. The process for setting the annual revenue target for Mr. Toquet’s incentive plan begins with a discussion by our Chief Executive Officer and Chief Financial Officer of the strategic and operating plans for the relevant fiscal year. The compensation committee then reviews such objectives and, subject to any further adjustments, approves them. The annual revenue target set for Mr. Toquet’s incentive plan generally required significant effort by Mr. Toquet to achieve.

In February 2025, the compensation committee approved a 2025 Incentive Plan for Mr. Toquet, effective as of January 1, 2025 (the “Toquet 2025 Plan”).

In accordance with the Toquet 2025 Plan, Mr. Toquet’s bonus was comprised of three components. The first component, based on annual revenue, was determined using a formula with a 2025 annual revenue target of $120 million multiplied by a specified commission rate. A commission multiplier of 1.0 is applied to the commission rate for annual revenue between 0% to 100% of target and a commission multiplier of 1.5 is applied to the commission rate for annual revenue in excess of 100% of target. Finally, the annual revenue component of Mr. Toquet’s bonus was capped at SEK 2,500,000, or approximately $280,000. The second component of Mr. Toquet’s bonus was a quarterly bonus of $6,000 each quarter if specified quarterly revenue targets, based on the 2025 annual revenue target, were achieved. The quarterly revenue targets in 2025 were $27.5 million for the first quarter, $28.0 million for the second quarter, $30.5 million for the third quarter and $34 million for the fourth quarter. The third and final component of Mr. Toquet’s bonus was an additional bonus of $6,000 or $10,000 each time he successfully executed a new license agreement or integrated intellectual property services agreement, respectively, in each case meeting a certain predetermined royalty per chip and, in some cases, license fee threshold amount with a specified strategic customer. The commission‑based bonus was payable quarterly based on the criteria discussed above and was subject to payroll taxes and tax withholdings.

Based on the terms of the Toquet 2025 Plan, as amended, Mr. Toquet was paid an aggregate bonus of $270,109, comprised of: (i) $248,109 based on achievement of the annual revenue target and (ii) $22,000 based on achievement of the strategic account agreements the Company executed with customers in 2025. These payments were denominated in SEK, and for purposes of this paragraph, SEK amounts were translated into the U.S. dollar at the exchange rate of SEK into the U.S. dollars at the time of accrual.

Equity Plans

We currently grant equity incentive awards to our executive officers and other employees pursuant to the 2011 Plan. We intend that our equity incentive plan is the primary vehicle for offering long‑term incentives and rewarding our executive officers and key employees. We also regard our equity incentive plans as key retention tools.

We also maintain the 2002 Employee Stock Purchase Plan (the “Purchase Plan”), which provides employees with an opportunity to purchase our common stock at a discount through accumulated payroll deductions.

2025 Equity Awards to Executive Officers

In 2025, the compensation committee granted time‑based RSUs and PSUs to each of Messrs. Panush, Arieli, Boukaya and Toquet. With respect to the PSU grants, the performance metrics were intended to align with the interests of our stockholders in both the short term and in the long term.

After considering various factors, including historic practices and the views of our institutional investors pursuant to engagements with them by the chairman of the board and certain management members, the compensation committee approved 2025 equity awards to the executive officers in the aggregate equity grant value set forth below and weighted the RSUs and PSUs (together, the “2025 Equity Grant”) as follows:

	Grant Value	2025 Equity Grant Weighting (RSU/PSU)
Amir Panush	$3.0 million	40%/60%
Yaniv Arieli	$0.9 million	60%/40%
Michael Boukaya	$0.8 million	60%/40%
Gweltaz Toquet	$0.8 million	60%/40%

2025 Restricted Stock Unit Award to Executive Officers

In February 2025, Messrs. Panush, Arieli, Boukaya and Toquet received grants of 34,612 RSUs, 15,575 RSUs, 13,844 RSUs and 13,844 RSUs, respectively, based on the above 2025 Equity Grant equity grant values. One‑third of the RSUs granted to each executive officer in 2025 vest each year commencing on the first‑year anniversary of the grant date.

Equity incentive awards to our executive officers and other key employees are typically granted annually in conjunction with the review of the individual performance of our executive officers. Equity incentive awards are not necessarily granted to each executive officer during each year. Grants of equity incentive awards to newly hired executive officers who are eligible to receive them generally are made at the next regularly scheduled compensation committee meeting following their hire date.

2025 Performance‑Based Restricted Stock Unit Award to Executive Officers

In establishing the performance metrics for the PSU grants under the 2025 Equity Grant, the compensation committee attributed 50% weighting to 2025 license and related revenues, 25% to relative total stockholder return against the S&P Semiconductors Select Industry Index (“S&P Index”) and 25% to relative total stockholder return against the Russell 2000 Index (“Russell Index”). The compensation committee determined that annual license and related revenue was the appropriate metric for a portion of the PSU grant because, unlike royalty revenue which is dependent on a variety of factors outside of management’s control, license and related revenue is a measure that management can control through anticipating market need and determining market reach, setting technology milestones and achieving them, as well as attentiveness and focus on achieving the actual licensing design wins. License and related revenue also drives long‑term value creation. The compensation committee determined, after considering input from Meridian, that relative total stockholder return against the S&P Index and Russell Index were the appropriate metrics for the remaining portions of the PSU grant because both the S&P Index and Russell Index are widely known and accepted indices representing broad investor base and generally consistent with performance of peers in the Company’s space.

In February 2025, each of Messrs. Panush, Arieli, Boukaya and Toquet received PSU grants with the target settlement amounts of 51,918 shares, 10,383 shares, 9,229 shares and 9,229 shares, respectively, based on the above equity value figures. Additionally, PSUs representing an additional 100%, meaning an additional 51,918 shares, would be eligible for vesting for Mr. Panush, and an additional 70%, meaning an additional 7,268 shares, 6,460 shares and 6,460 shares, would be eligible for vesting for each of Messrs. Arieli, Boukaya and Toquet, respectively, if the performance goals were achieved at maximum levels. Subject to achievement of the performance goals, as detailed below, one‑third of the total number of shares of common stock earned in respect of the PSUs granted in 2025 vest each year, with vesting commencing on the first anniversary of the grant date.

The performance goals for the PSU grants for 2025, with specified weighting are as follows:

Weighting	Goals
50%

Vesting of the full 50% of the PSUs occurs if we achieve the 2025 license and related revenue target approved by the board (the “2025 License Revenue Target”). The vesting threshold is achievement of 90% of 2025 License Revenue Target. If our actual result exceeds 90% but less than 99% of the 2025 License Revenue Target, 91% to 99% of the eligible PSUs would be subject to vesting. If our actual result exceeds 100% of the 2025 License Revenue Target, every 1% increase of the 2025 License Revenue Target, up to 110%, would result in an increase of 7% of the eligible PSUs for Messrs. Arieli, Boukaya and Toquet and an increase of 10% of the eligible PSUs for Mr. Panush.

25%

Vesting of the full 25% of the PSUs occurs if we achieve positive total shareholder return whereby the return on our stock for 2025 is greater than S&P Index. The vesting threshold is achieved if the return on our stock for 2025 is at least 90% of the S&P Index. If the return on our stock, in comparison to the S&P Index, is above 90% but less than 99% of the S&P Index, 91% to 99% of the eligible PSUs would be subject to vesting. If the return on our stock exceeds 100% of the S&P Index, every 1% increase in comparison to the S&P Index, up to 110%, would result in an increase of 7% of the eligible PSUs for Messrs. Arieli, Boukaya and Toquet and an increase of 10% of the eligible PSUs for Mr. Panush.

25%

Vesting of the full 25% of the PSUs occurs if we achieve positive total shareholder return whereby the return on our stock for 2025 is greater than the Russell Index. The vesting threshold is if the return on our stock for 2025 is at least 90% of the Russell Index. If the return on our stock, in comparison to the Russell Index, is above 90% but less than 99% of the Russell Index, 91% to 99% of the eligible PSUs would be subject to vesting. If the return on our stock exceeds 100% of the Russell Index, every 1% increase in comparison to the Russell Index, up to 110%, would result in an increase of 7% of the eligible PSUs for Messrs. Arieli, Boukaya and Toquet and an increase of 10% of the eligible PSUs for Mr. Panush.

In 2025, the Company achieved 99% of the 2025 License Revenue Target. However, the Company did not achieve the threshold performance level for either the S&P Index Target or the Russell Index Target, and accordingly, none of the PSUs corresponding to those goals were earned. Based on the parameters of the 2025 PSU award, Messrs. Panush, Arieli, Boukaya and Toquet earned 25,794, 5,158, 4,585 and 4,585 PSUs, respectively, as follows:

Weighting	Goal Achievement	Number of PSUs Earned
50%	2025 License Revenue Target ‑ Actual licensing and related revenues were $63.6 million, resulting in 99% achievement compared to target; as a result, 99% of the corresponding PSUs were earned	Mr. Panush: 25,794 PSUs Mr. Arieli: 5,158 PSUs Mr. Boukaya: 4,585 PSUs Mr. Toquet: 4,585 PSUs

25%	S&P Index Target ‑ Return on our common stock was down ~31% and the S&P Index return was up ~29%; as a result, 0% of the corresponding PSUs were earned	Mr. Panush: 0 PSUs Mr. Arieli: 0 PSUs Mr. Boukaya: 0 PSUs Mr. Toquet: 0 PSUs

25%	Russell Index Target ‑ Return on our common stock was down ~31% and the Russell Index return was up ~9%; as a result, 0% of the corresponding PSUs were earned	Mr. Panush: 0 PSUs Mr. Arieli: 0 PSUs Mr. Boukaya: 0 PSUs Mr. Toquet: 0 PSUs

Modification of 2023 Long-Term PSU Awards

On November 9, 2025, the compensation committee approved an amendment to the PSU awards granted to each of our named executive officers on February 14, 2023 referred to as “Long-Term PSUs,” extending the performance period (which was scheduled to end on December 31, 2025) by two additional years. Under the terms of the Long-Term PSUs, as amended, the Long-Term PSUs will vest upon the first achievement of any of the following performance goals on or before December 31, 2027:

●    if our compound annual growth rate for non-GAAP EPS for each fiscal year over the three-year period from 2022 through 2025 reaches 10% or if our non-GAAP EPS for any fiscal year reaches $1.00;

●    if our non-GAAP operating margin for any fiscal year reaches 20%;

●    if our compound annual growth rate for revenue for each fiscal year over the three-year period from 2022 through 2025 reaches 10% or if our revenue for any fiscal year reaches $180 million; or

●    if our market capitalization (defined as total outstanding shares as of a given date multiplied by the closing price for our common stock as quoted by the NASDAQ Stock Market) reaches at least $1.1 billion for at least 30 days of consecutive trading.

The compensation committee determined it was appropriate to extend the performance period during which the goals for the Long-Term PSUs could be achieved in light of the rigorous nature of the goals and that continuing to incentivize named executive officers to achieve the goals would be aligned with the interests of our stockholders. Please see the tables below captioned “2025 Summary Compensation” and “2025 Grants of Plan Based Awards” for the incremental fair value associated with the modification of the Long-Term PSUs, which was $828,830 for Mr. Panush and $414,408 for each of Messrs. Arieli, Boukaya and Toquet.

Stock Ownership Guidelines for Executive Officers

Under our current stock ownership guidelines, which were approved by the board in February 2025, executive officers are required to own an amount of common stock equal to 300% of then‑current annual base salary, or 500% of such salary in respect of our Chief Executive Officer. Both vested and unvested RSUs are considered when determining an executive officer’s stock ownership.

For each of our executive officers, compliance with the current ownership guidelines is required by February 2030, subject to continued compliance with the prior guidelines (which required an executive officer to own an amount of common stock equal to at least 100% of then-current annual base salary, or 200% of such salary in respect of our Chief Executive Officer).

Anti‑Pledging/Hedging Policy

Pursuant to the Company’s Insider Trading Policy, all employees of the company, including executive officers, are prohibited from engaging in short‑term or speculative securities transactions with respect to our common stock, such as short sales, puts, calls and other exchange‑traded derivatives. Since the inception of the policy, no executive officer has pledged or hedged any company shares. Nonetheless, in 2020, the board of directors eliminated the availability of any waiver for pledging or hedging by employees, including executive officers.

Retirement Benefits and Perquisites

We do not offer any retirement benefits to our executive officers located in Israel, except to the extent certain social benefits are required pursuant to Israeli labor laws or are common practice in Israel, and such social benefits are applicable to all Israeli employees. Specifically, based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, based on the most recent monthly salary of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment. Mr. Panush and, as of July 1, 2021, Messrs. Arieli and Boukaya, are covered under Section 14 of the Severance Pay Law, 1963. Under Section 14, once the employer contributes the full required amount based on each employee’s monthly salary for every year of service, the Israeli subsidiary has no further severance‑pay obligations, and no additional payments are made to the employee upon retirement. In addition, we make a payment of 6.5% of each employee’s monthly base salary to another insurance or pension fund, and this accrued amount may be withdrawn by the employee only upon retirement. We generally provide all of our Israeli employees with a car lease or allowance for business‑related purposes and pay the associated expenses (excluding personal taxes on such benefit). Also, as is customary in Israel and for all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for the purpose of each employee’s saving vehicle. The amounts of the above‑referenced benefits contributed by us to each of Messrs. Panush, Arieli and Boukaya in 2025 are specified in the 2025 All Other Compensation Table of this proxy statement.

Mr. Toquet, based in Sweden, is entitled to pension contributions based on Swedish labor rules. He, and certain other company employees, are eligible to participate in a defined contribution pension plan (the “Pension Plan”). Participants in the Pension Plan may elect to defer a portion of their pre‑tax earnings into the Pension Plan, which is run by an independent party. We make pension contributions at rates varying up to 10% of the participant’s salary.

In addition, while none of our executive officers is employed in the U.S., we do provide our U.S. employees with participation in our 401(k) plan. We provided a 100% match to any contribution made by participants to the 401(k) plan in 2025, subject to a maximum of 6% of the participant’s base pay.

Employment Agreements and Post‑Termination Protection

The compensation committee also recognizes that, from time to time, it is appropriate to enter into agreements with certain key employees to ensure that we continue to retain their services and to promote stability and continuity within our company. We have entered into employment agreements with our executive officers. The varied terms of their employment agreements reflect the importance of retaining their services and their potential contributions to the attainment of our long‑term goals. None of the employment agreements with our executive officers provide for tax gross ups and none includes any “single trigger” change‑in‑control provisions.

Compensation Policies and Practices and Risk Management

Our compensation committee considers potential risks when reviewing and approving the compensation programs for our executive officers and other employees. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long‑term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

●

A Balanced Mix of Compensation Components ‑ The target compensation mix for our executive officers is composed of base salary, annual cash bonus incentives, and time‑based and performance‑based equity awards.

●

Financial Performance Factors ‑ Our annual cash bonus plan for 2025 used companywide financial metrics based on the Company’s internal budget approved by the board to focus our executive officers on the achievement of objectives for the overall benefit of the Company.

●

Capped Cash Incentive Awards ‑ Annual cash incentive awards for 2025 were capped at 180% of the target opportunity for our Chief Executive Officer, and 98% of the target opportunity for our Chief Financial Officer and Chief Operating Officer.

●	PSU Awards ‑ Each of our executive officers received PSU awards in 2025 based on financial metrics to align their compensation incentives with that of our stockholders.

●	Multi‑Year Vesting ‑ Equity awards vest over multiple years requiring long‑term commitment on the part of employees.

●	Stock Ownership Policy ‑ Our named executive officers are subject to such a policy.

●	Clawback Policy ‑ Our named executive officers are subject to such a policy.

●	Hedging and Pledging ‑ No hedging or pledging of our stock by executive officers.

●	Competitive Positioning ‑ The compensation committee has compared our executive compensation to our peers to ensure our compensation program is consistent with industry practice.

●	Corporate Governance Programs ‑ We have implemented corporate governance guidelines, a Code of Ethics, and other corporate governance measures and internal controls.

Report of the Compensation Committee of the Board of Directors

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors of Ceva, Inc.:

Maria Marced (Chair)
Louis Silver
Bernadette Andrietti

Compensation Tables

2025 Summary Compensation

The following table sets forth the total compensation awarded to, earned by or paid to named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)	Non Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)(5)	Total ($)
Amir Panush	2025	524,457	85,013	3,686,440	—	242,526	—	152,574	4,691,010
Chief Executive Officer	2024	488,880	—	1,624,307	—	398,896	—	141,558	2,653,641
	2023	487,692	172,662	3,109,760	—	35,156	—	140,617	3,945,887

Yaniv Arieli	2025	350,487	39,673	1,263,781	—	113,179	—	110,585	1,877,705
Chief Financial Officer	2024	326,505	—	688,231	—	177,235	—	104,534	1,296,505
	2023	326,350	—	926,053	—	16,741	—	110,207	1,379,351

Gweltaz Toquet	2025	265,163	—	1,169,381	—	270,109	—	28,757	1,733,410
Chief Commercial Officer	2024	242,017	—	464,755	—	208,605	—	26,192	941,569
	2023	223,385	—	797,187	—	140,000	—	27,220	1,187,792

Michael Boukaya	2025	298,150	33,722	1,169,381	—	96,202	—	113,141	1,710,596
Chief Operating Officer	2024	277,724	—	563,093	—	150,649	—	93,476	1,084,942
	2023	277,608	—	834,519	—	14,230	—	91,915	1,218,272

(1)

Mr. Panush’s, Mr. Arieli’s and Mr. Boukaya’s 2025, 2024 and 2023 base salaries and annual cash awards made pursuant to our 2025, 2024 and 2023 Executive Bonus Plans were denominated in NIS. Mr. Toquet’s base salary and incentive bonus made pursuant to Mr. Toquet’s 2025, 2024 and 2023 incentive plans were denominated in SEK. The NIS and SEK amounts were translated into the U.S. dollar at the exchange rate of NIS or SEK, as applicable, into the U.S. dollars at the time of payment or accrual.

For 2025, the base salaries of all named executive officers did not change.

(2)	The amounts set forth with respect to 2025 reflect the discretionary portion of the annual cash awards paid to the named executive officer.

(3)

The amounts shown in this column do not reflect compensation actually received by the named executive officer. Instead, the amounts represent the aggregate grant date fair value of the restricted stock unit awards and performance stock unit awards based on FASB ASC No. 718, “Stock Compensation” (“FASB ASC No. 718”). For information regarding the assumptions used in determining the fair value of certain stock awards, please refer to Note 1 to our 2025 consolidated financial statements included in our annual report on Form 10-K for 2025. In addition, the amount reported for 2025 for this column includes the incremental fair value of the modified 2023 PSUs, as further described in Note 9 to our 2025 consolidated financial statements included in our annual report on Form 10-K for 2025. Assuming the highest level of performance is achieved with respect to the performance stock units and all performance stock units vest, the fair value of the 2025 stock awards calculated in accordance with FASB ASC No. 718 would be as follows: Mr. Panush: $4,586,439; Mr. Arieli: $1,389,773; Mr. Toquet: $1,281,370; and Mr. Boukaya: $1,281,370.

(4)

The amounts set forth relate to annual cash awards made pursuant to our 2025, 2024 and 2023 performance-based executive bonus plans, or, for Mr. Toquet, the commission based cash bonus awards made pursuant to Mr. Toquet’s 2025, 2024 and 2023 incentive plans.

(5)	See the table captioned “2025 All Other Compensation” below for greater detail.

2025 All Other Compensation

The following table sets forth all other compensation awarded to, earned by or paid to each of our named executive officers during fiscal year 2025. The NIS amounts relating to the 2025 all other compensation for Messrs. Panush, Arieli and Boukaya, and the SEK amounts relating to the 2025 all other compensation for Mr. Toquet, are translated into the U.S. dollar at the exchange rate of NIS or SEK, as applicable, into U.S. dollars at the time of payment or accrual, as applicable.

Name	Car Allowance and Other Perquisites ($)(1)	Israeli Social Benefits ($)(2)	Study Fund ($)(3)	Israeli Social Insurance ($)(4)	Swedish Pension and Health Benefits ($)(5)	Total ($)
Amir Panush	22,951	77,615	39,253	12,755	—	152,574
Yaniv Arieli	19,535	52,127	26,168	12,755	—	110,585
Gweltaz Toquet	—	—	—	—	28,757	28,757
Michael Boukaya	33,688	44,455	22,243	12,755	—	113,141

(1)

As is customary in Israel, and as is applicable generally to all our Israeli employees, we provide a car allowance for expenses relating to the use and maintenance of the car (excluding personal taxes on such benefit), which amounted to $20,935, $18,051 and $32,256 for Messrs. Panush, Arieli and Boukaya, respectively. We also provide reimbursement of meal expenses incurred by each of Messrs. Panush, Arieli and Boukaya for work‑related purposes of $2,016, $1,484 and $1,432, respectively.

(2)

Based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, based on the most recent monthly base salary (per specific criteria) of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment, taking into account the amounts already deposited in the insurance or pension fund. For Israeli employees who are under Section 14 of the Severance Pay Law, 1963, no additional obligation exists by our Israeli subsidiary regarding the matter of severance pay, and no additional payments are made by the Israeli subsidiary to the employee upon termination of employment or retirement. In addition, we make a payment of approximately 6.5% of each employee’s monthly base salary to another insurance or pension fund, and this accrued amount may be withdrawn by the employee only upon retirement. The amounts represent the above referenced contributions, as well as other Israeli social benefit‑related contributions, we made on behalf of each of Messrs. Panush, Arieli and Boukaya.

(3)

As is customary in Israel, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for an employee’s saving vehicle purposes, which amounts contributed by us to Messrs. Panush, Arieli and Boukaya in 2025 are as specified.

(4)

Based on Israeli labor laws, the Israeli Social Security Institute is entitled to monthly tax payments with an annual cap of $12,755 per employee paid by us for Messrs. Panush, Arieli and Boukaya in 2025.

(5)	Reflects pension contributions and health insurance premiums paid based on Swedish labor laws.

2025 Grants of Plan Based Awards

The following table sets forth the plan‑based awards granted to Messrs. Panush, Arieli, Toquet and Boukaya in fiscal year 2025. None of our named executive officers were granted stock options in fiscal year 2025.

				Estimated Future Payouts Under Non Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Approval Date	Number of Non‑Equity Incentive Plan Units Granted (#)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)		All Other Stock Awards: Number of shares of our common stock of Stock or Units (#)(3)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Amir Panush	02/14/2025	02/10/2025	0										34,612	34.67	1,199,998
	02/14/2025	02/10/2025	0				11,681	(2)	51,918	(2)	103,836	(2)		34.67	1,657,612
		02/10/2025	0	28,338	481,738	935,139
	11/09/2025	11/09/2025	0											26.16	828,830

Yaniv Arieli	02/14/2025	02/10/2025	0										15,575	34.67	539,985
	02/14/2025	02/10/2025	0				2,336	(2)	10,383	(2)	17,651	(2)		34.67	309,387
		02/10/2025	0	13,224	224,811	330,605
	11/09/2025	11/09/2025	0											26.16	414,408

Gweltaz Toquet	02/14/2025	02/10/2025	0										13,844	34.67	479,971
	02/14/2025	02/10/2025	0				2,076	(2)	9,229	(2)	15,689	(2)		34.67	275,001
					208,605
	11/09/2025	11/09/2025	0											26.16	414,408
Michael Boukaya	02/14/2025	02/10/2025	0										13,844	34.67	479,971
	02/14/2025	02/10/2025	0				2,076	(2)	9,229	(2)	15,689	(2)		34.67	275,001
		02/10/2025	0	11,241	191,089	281,014
	11/09/2025	11/09/2025	0											26.16	414,408

(1)

Represents the threshold, target and maximum amounts payable to Messrs. Panush, Arieli and Boukaya pursuant to the 2025 Executive Bonus Plan, based on the exchange rate of NIS into U.S. dollars at December 31, 2025. With respect to Mr. Toquet, the maximum amount payable under the Toquet 2025 Plan is not capped (because, while the amounts that may be earned based on one component, of quarterly revenue targets which are capped, the first component of annual revenue and the third component, based on strategic account agreements the Company executed with customers in 2025, are not capped).  Therefore, as permitted by SEC rules, the target amount reported is the amount earned in 2024.  For more information, see the discussion in the Compensation Discussion and Analysis under the caption “Principal Elements of Executive Compensation.”

(2)

Represents the threshold, target and maximum amounts associated with the grant of performance stock units pursuant to our 2011 Plan. The performance stock units are subject to performance during calendar year 2025 and then vest over three years, with one-third vesting on each of the first three anniversaries of the grant date. For more information, see the discussion in the Compensation Discussion and Analysis under the caption “2025 Performance‑Based Restricted Stock Unit Award to Executive Officers.”

(3)

Represents the grant of restricted stock units pursuant to our 2011 Plan. The restricted stock units vest over three years, with one-third vesting on each of the first three anniversaries of the grant date.

(4)

Represents the aggregate grant date fair value of the 2025 awards based on FASB ASC No. 718, “Stock Compensation” (“FASB ASC No. 718”), plus the incremental fair value arising from the extension of the performance period of the PSUs granted in 2023 by two additional years (through December 31, 2027), which modification was approved by the compensation committee in November 2025, as further described in Note 9 to our 2025 consolidated financial statements included in our annual report on Form 10-K for 2025. For a discussion of valuation assumptions under FASB ASC No. 718, see Note 1 to our 2025 consolidated financial statements included in our annual report on Form 10‑K for 2025.

Outstanding Equity Awards at Fiscal Year‑End 2025

The following table sets forth information concerning unexercised restricted stock units held by each of our named executive officers as of December 31, 2025. There were no option awards held by any of our named executive officers as of December 31, 2025. The market value calculations are based on our closing stock price of $21.52 per share of our common stock as of December 31, 2025.

		Stock Awards
	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Amir Panush	02/15/2025	34,612	(1)(6)	744,850	—		—
	02/15/2025	—		—	25,794	(2)(6)	555,087
	01/01/2023	15,622	(1)(5)	336,185	—		—
	02/16/2024	—		—	41,446	(2)(11)	891,918
	02/17/2023	4,843	(3)(9)	104,221	—		—
	02/17/2023	—		—	60,587	(4)(8)	620,410
	02/16/2024	22,190	(1)(10)	477,529	—		—

Yaniv Arieli	02/15/2025	15,575	(1)(6)	335,174	—		—
	02/15/2025	—		—	5,158	(2)(6)	111,000
	02/17/2023	3,329	(1)(9)	71,640	—		—
	02/17/2023	—		—	30,293	(2)(8)	310,200
	02/16/2024	—		—	10,298	(2)(11)	221,613
	02/16/2024	13,349	(1)(10)	287,270	—		—

Gweltaz Toquet	02/15/2025	13,844	(1)(6)	297,923	—		—
	02/15/2025	—		—	4,585	(2)(6)	98,669
	01/01/2023	1,302	(1)(7)	28,019	—		—
	02/17/2023	1,816	(1)(9)	39,080	—		—
	02/16/2024	—		—	6,954	(2)(11)	149,650
	02/17/2023	—		—	30,293	(2)(8)	310,200
	02/16/2024	9,015	(1)(10)	194,003	—		—

Michael Boukaya	02/15/2025	13,844	(1)(6)	297,923	—		—
	02/15/2025	—		—	4,585	(2)(6)	98,669
	02/17/2023	2,724	(1)(9)	58,620	—		—
	02/17/2023	—		—	30,293	(2)(8)	310,200
	02/16/2024	—		—	8,425	(2)(11)	181,306
	02/16/2024	10,922	(1)(10)	235,041	—		—

(1)	Represents RSUs granted pursuant to our 2011 Plan.

(2)	Represents PSUs granted pursuant to our 2011 Plan.

(3)	Represents RSUs granted pursuant to an inducement award in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules granted on terms substantially similar to those of the 2011 Plan.

(4)	Represents PSUs granted pursuant to an inducement award in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules granted on terms substantially similar to those of the 2011 Plan.

(5)	Part of an award of 46,911 RSUs granted on January 1, 2023, with one‑third vesting on each of January 1, 2024, 2025 and 2026.

(6)	Full amount of award was unvested as of December 31, 2025, with one‑third vesting on each of February 15, 2026, 2027 and 2028.

(7)	Part of an award of 3,909 RSUs granted on January 1, 2023, with one‑third vesting on each of January 1, 2024, 2025 and 2026.

(8)	Long Term Performance‑Based Restricted Stock Unit Award to Executive Officers, which will vest on the achievement of certain milestones.

(9)	Fully vested as of February 17, 2026.

(10)

Part of the RSUs awards of 33,318, 20,043, 16,399 and 13,535 granted on February 16, 2024 to Messrs. Panush, Arieli, Boukaya and Toquet, respectively, with one‑third vesting on each of February 16, 2025, 2026 and 2027.

(11)

Part of the PSUs awards of 62,170, 15,446, 12,637 and 10,430 granted on February 16, 2024 to Messrs. Panush, Arieli, Boukaya and Toquet, respectively, with one‑third vesting on each of February 16, 2025, 2026 and 2027.

2025 Option Exercises and Stock Vested

The following table sets forth information for each of the named executive officers with respect to the vesting of restricted stock units during 2025. None of our named executive officers exercised options during 2025.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Amir Panush	-	-	52,315	1,720,052
Yaniv Arieli	-	-	18,461	628,872
Gweltaz Toquet	-	-	12,127	395,507
Michael Boukaya	-	-	15,045	512,470

(1)

Reflects vesting of RSUs granted pursuant to our 2011 Plan as it relates to Messrs. Panush, Arieli, Toquet and Boukaya. The value realized upon vesting represents the fair market value of our common stock on the date of vesting.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred contribution or other deferred compensation plans to our named executive officers.

CEO Compensation Pay Ratio

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. We monitor the relationship between the compensation of our executive officers and the compensation of our non‑managerial employees. For 2025, the total compensation of Amir Panush, our Chief Executive Officer, of $4,691,010, as shown in the Summary Compensation Table above, was approximately 17 times the total compensation of a median employee.

Our CEO to median employee pay ratio is calculated in accordance with SEC’s rules pursuant to Item 402(u) of Regulation S‑K. We included all employees, whether employed on a full‑time or part‑time. We annualized the compensation for any full‑time employees that were not employed by us for all of 2025, and calculated amounts with respect to restricted stock unit awards based on FASB ASC No. 718. Otherwise, we did not make any assumptions, adjustments, or estimates with respect to total compensation.

Employment Agreements

In connection with his appointment as our Chief Executive Officer effective January 1, 2023, we entered into an employment agreement with Amir Panush on November 9, 2022, pursuant to which Mr. Panush is entitled to receive a gross monthly salary of approximately $42,540 and a signing bonus in the gross amount of approximately $170,160, subject to his service as an employee for at least 18 months. In addition, subject to the discretion of our board of directors, Mr. Panush will be entitled to an annual bonus. Furthermore, effective on January 1, 2023, Mr. Panush was granted RSUs pursuant to the 2011 Plan with a value equal to $1,200,000, one‑third of which will vest on each anniversary of January 1, 2023, conditioned upon Mr. Panush’s continued service with us through each such vesting date. We also granted Mr. Panush additional benefits, including an equity award with a value equal to $1,200,000 in the form of a combination of RSUs and PSUs, as well as a PSU grant with a value equal to $2,000,000, as an inducement award material to Mr. Panush’s employment pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules on terms substantially similar to those of the 2011 Plan. The employment agreement also entitles Mr. Panush to receive additional customary benefits and reimbursement of certain expenses, including for car maintenance. Under the employment agreement, should Mr. Panush desire to terminate his employment with us, he is requested to provide at least three months’ prior written notice to us, and conversely, should we desire to terminate Mr. Panush’s employment without cause, we must provide Mr. Panush with twelve months’ prior written notice, unless we provide Mr. Panush: (i) payment of a sum equal to the salary that he would otherwise be entitled to during such twelve‑month period, (ii) the full amount of his annual bonus calculated based on 100% achievement of performance objectives, and (iii) the full acceleration of any equity awards subject to time‑based vesting upon his termination date (together, the “Entitlements”). In addition, Mr. Panush may resign for good reason without advance notice, including as a result of death, in which case we must provide him the aforementioned Entitlements. Alternatively, if, within twelve months after a change in control Mr. Panush terminates his employment with us for good reason or we terminate his employment without cause: (i) we must pay Mr. Panush an amount equal to the compensation to which he would otherwise have been entitled to had he remained employed by us for two years after such termination, based on his salary in effect on the date of termination; and (ii) the full acceleration of any equity awards subject to time‑based vesting upon his termination date. The benefits provided for in connection with a change in control are subject to Mr. Panush’s delivery of a release of claims in a form reasonably acceptable to us. The employment agreement also contains customary provisions relating to, among other things, employee representations and warranties, confidentiality, non‑competition and assignment of inventions requirements.

On August 18, 2005, we entered into an employment agreement with Mr. Arieli. The employment agreement was effective as of August 1, 2005 and shall continue in effect until terminated in accordance with its terms. Upon the termination of his employment, Mr. Arieli will be entitled to severance benefits in accordance with the laws of the State of Israel. In February 2021, Mr. Arieli’s employment agreement was amended to provide that, as of July 1, 2021, our contributions to the severance pay component of Mr. Arieli’s pension fund shall be in lieu of severance pay, in accordance with Section 14 of the Severance Pay Law, 1963‑14, of Israel, and Mr. Arieli shall not be entitled to any other additional payments of severance pay with respect to the period beginning on such date. The employment of Mr. Arieli may be terminable at any time by either party and for any reason with six months prior written notice, except as further described below. If we terminate Mr. Arieli’s employment without providing the requisite notice period, Mr. Arieli will be entitled to an amount equal to six months of his then applicable monthly base salary. In May 2007, our board of directors determined that if Mr. Arieli resigns for good reason or if the Company, or an acquiring or succeeding corporation after a change in control of our company, terminates him, other than for cause, within 12 months after the change in control event, then Mr. Arieli’s then outstanding options would vest in full, and on April 1, 2024, we clarified with Mr. Arieli that this determination would also apply to all time‑based equity awards, including restricted stock units. In November 2013, our board of directors determined that if Mr. Arieli resigns for good reason or if the Company, or an acquiring or succeeding corporation after a change in control of our company, terminates him, other than for cause, within 12 months after the change in control event, then he would be entitled to the compensation, including medical and, to the extent applicable, pension benefits, to which he would otherwise have been entitled had he remained employed by us for two years, and that the vesting of all of his outstanding equity awards would also accelerate in full, with Mr. Arieli agreeing with us on April 1, 2024 that this acceleration would only apply to time‑based equity awards. In November 2022, Mr. Arieli’s employment agreement was further amended to provide that, as of January 1, 2023, (i) his gross monthly salary increased by 12.7%, (ii) he will be requested to provide us six months’ prior written notice should he desire to terminate his employment and we must provide six months prior written notice to terminate his employment without cause, unless we pay him a sum equal to the salary he would otherwise be entitled to during the period, (iii) if he resigns for good reason, including as a result of death, he will be entitled to payment of a sum equal to the salary that he would otherwise be entitled to during the six month period from the date of delivery of the resignation notice, and (iv) we may terminate his employment for cause without advance notice and without derogating from any remedy to which we may be entitled.

On April 4, 2019, we entered into an amended and restated employment agreement with Mr. Boukaya in connection with his appointment as Chief Operating Officer. The employment of Mr. Boukaya is terminable at any time by either party and for any reason with six months prior written notice, except as further described below. If we terminate Mr. Boukaya’s employment without providing the requisite notice period, Mr. Boukaya will be entitled to an amount equal to six months of his then applicable monthly base salary. Upon termination of his employment, Mr. Boukaya will be entitled to severance benefits in accordance with the laws of the State of Israel. In February 2021, Mr. Boukaya’s employment agreement was amended to provide that, as of July 1, 2021, our contributions to the severance pay component of Mr. Boukaya’s pension fund shall be in lieu of severance pay, in accordance with Section 14 of the Severance Pay Law, 1963‑14, of Israel, and Mr. Boukaya shall not be entitled to any other additional payments of severance pay with respect to the period beginning on such date. In November 2022, Mr. Boukaya’s employment agreement was further amended to provide that, as of January 1, 2023, (i) his title will be changed to Executive Vice President and Chief Operating Officer, (ii) his gross monthly salary will be increased, (iii) he will be requested to provide us six months’ prior written notice should he desire to terminate his employment and we must provide six months prior written notice to terminate his employment without cause, unless we pay him a sum equal to the salary he would otherwise be entitled to during the period, (iv) he may resign for good reason, without advance notice, including as a result of his death, in which case he will be entitled to payment of a sum equal to the salary that he would otherwise be entitled to during the six month period from the date of delivery of the resignation notice, and (v) if within twelve months after a change in control, he terminates his employment with us for certain good reasons, or we terminate his employment without cause, he will be entitled to compensation he would otherwise have been entitled to had he remained employed with us for two years after such termination, based on his salary in effect on the date of termination, and all outstanding and unvested time‑based equity awards granted by us to him will fully vest.

On December 7, 2022, Mr. Gweltaz Toquet, who previously served as the Company’s Vice President of Sales for Europe and Asia Pacific, was appointed as Chief Commercial Officer (“CCO”) of the Company effective January 1, 2023 (the “Promotion Date”), in connection with which we entered into an addendum to his prior employment agreement, which provides for, among other things, (i) an increase in Mr. Toquet’s annual salary, (ii) Mr. Toquet’s entitlement to participate in our sales commission plan, (iii) the grant of RSUs pursuant to the 2011 Plan effective on the Promotion Date with a value equal to $100,000, one‑third of which will vest on each anniversary of the Promotion Date, conditioned upon Mr. Toquet’s continued service with us through each such vesting date, (iv) a notice requirement such that should Mr. Toquet desire to terminate his employment with us, he is requested to provide us with six months’ prior written notice, and conversely, should we desire to terminate Mr. Toquet’s employment without cause, we must provide Mr. Toquet with six months’ prior written notice, unless we pay Mr. Toquet a sum equal to the salary that he would otherwise be entitled to during such six‑month period, (v) if Mr. Toquet resigns for good reason, including as a result of his death, we must pay him a sum equal to the salary that he would otherwise be entitled to during the six‑month period from the date of delivery of the resignation notice, (vi) we may terminate Mr. Toquet’s employment for cause without advance notice and without derogating from any remedy to which we may be entitled, and (vii) if, within twelve months after a change in control, Mr. Toquet terminates his employment with us for good reason or we terminate his employment without cause, he will receive pay in an amount equal to the compensation to which he would otherwise have been entitled to had he remained employed by us for one year after such termination, based on his salary in effect on the date of termination, and all outstanding and unvested time‑based equity awards granted by us to Mr. Toquet will accelerate and vest in full. The benefits provided for in connection with a change in control are subject to Mr. Toquet’s delivery of a release of claims in a form reasonably acceptable to us.

Potential Payments Upon Termination or Change of Control

The subsequent tables set forth the potential amount of compensation to each of Messrs. Panush, Arieli, Toquet and Boukaya in the event of immediate termination of such executive officer’s employment and, where applicable, a change in control of our company occurred as of December 31, 2025. The calculations for Messrs. Panush, Arieli and Boukaya are based on the exchange rate of NIS into the U.S. dollars at December 31, 2025.

Name: Amir Panush	Termination for Cause or Resignation w/o Good Reason ($)	Termination w/o Cause, Resignation for Good Reason or upon Death ($)	Termination w/o Cause or Resignation for Good Reason within 12 months of Change in Control ($)
Salary and related benefits	—	677,030	1,354,061
Bonus related	—	523,369	—
Unvested Shares of Time‑Based Restricted Stock Units	—	3,109,791	3,109,791
Accrued Vacation Pay	87,971	87,971	87,971
Total	87,971	4,398,161	4,551,823

Name: Yaniv Arieli	Termination for Cause or Resignation w/o Good Reason ($)	Termination w/o Cause, Resignation for Good Reason or upon Death ($)	Termination w/o Cause or Resignation for Good Reason within 12 months of Change in Control ($)
Salary and related benefits	—	230,535	922,142
Unvested Shares of Time‑Based Restricted Stock Units	—	1,026,698	1,026,698
Accrued Severance Pay	462,986	462,986	462,986
Accrued Vacation Pay	75,994	75,994	75,994
Total	538,980	1,796,213	2,487,820

Name: Gweltaz Toquet	Termination for Cause or Resignation w/o Good Reason ($)	Termination w/o Cause, Resignation for Good Reason or upon Death ($)	Termination w/o Cause or Resignation for Good Reason within 12 months of Change in Control ($)
Salary related	—	135,759	271,518
Unvested Shares of Time‑Based Restricted Stock Units	—	—	807,344
Swedish pension	—	13,576	27,152
Accrued Vacation Pay	31,817	31,817	31,817
Total	31,817	181,152	1,137,831

Name: Michael Boukaya	Termination for Cause or Resignation w/o Good Reason ($)	Termination w/o Cause, Resignation for Good Reason or upon Death ($)	Termination w/o Cause or Resignation for Good Reason within 12 months of Change in Control ($)
Salary and related benefits	—	205,645	822,582
Unvested Shares of Time‑Based Restricted Stock Units	—	—	871,560
Accrued Severance Pay	563,764	563,764	563,764
Accrued Vacation Pay	9,156	9,156	9,156
Total	572,920	778,565	2,267,062

Pay Versus Performance

The compensation committee approves and administers our executive compensation program, which it designs to attract, incentivize, reward, and retain our executive officers. Our program aligns executive pay with stockholder interests and links pay to performance through a blend of short‑term and long‑term performance measures. In 2025, incentive pay made up 58% of our Chief Executive Officer’s target total direct compensation and, on average, 49% of our other named executive officers’ target total direct compensation. This high utilization of incentive compensation results in higher total realized pay when our executive officers exceed the compensation committee‑approved performance targets. Conversely, failure to achieve the approved targets results in lower realized pay, including the possibility that some awards pay zero at the end of their performance period.

As required by Item 402(v) of Regulation S‑K, we are providing the following information about the relationship between the compensation actually paid to our named executive officers and certain aspects of our financial performance. For further information concerning our pay for performance philosophy and how the Company aligns executive compensation with our performance, please refer to “Executive Compensation ‑ Compensation Discussion and Analysis.”

Pay‑Versus‑Performance Table

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO 1 – A. Panush (1)	Compensation Actually Paid to PEO 1 – A. Panush (2)	Summary Compen‑ sation Table Total for PEO 2 – G. Wertheizer (1)	Compen‑ sation Actually Paid to PEO 2 – G. Wertheizer (2)	Average Summary Compensation Table Total for Non PEO Named Executive Officers (1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (2)	Total Share‑ holder Return (3)	Peer Group Total Share‑ holder Return (4)	Net Income (loss) (5)	Total Revenues (6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2025	$4,691,010	$1,807,507	N/A	N/A	$1,773,903	$916,063	$47	$194	$(10,638,000)	$109,598,000
2024	$2,653,641	$4,615,672	N/A	N/A	$1,107,672	$1,640,242	$69	$149	$(8,786,000)	$106,939,000
2023	$3,945,887	$2,409,828	N/A	N/A	$1,261,805	$733,942	$50	$134	$(11,878,000)	$97,419,000
2022	N/A	N/A	$2,064,442	$1,359,538	$1,184,102	$846,947	$56	$99	$(23,183,000)	$120,583,000
2021	N/A	N/A	$2,900,681	$5,154,793	$1,252,677	$2,345,304	$95	$143	$396,000	$113,832,000

(1)

The dollar amounts reported in columns (b), (d) and (f) represent the amount of total compensation reported for the following executives for each corresponding covered year in the “Total” column of the table set forth under “Executive Compensation ‑‑ Compensation Tables ‑ 2025 Summary Compensation.”

●	PEO 1: Amir Panush, our Chief Executive Officer for 2025, 2024 and 2023.

●	PEO 2: Gideon Wertheizer, our former Chief Executive Officer for the years 2022 and 2021.

●

Other Non‑PEO Named Executive Officers (Other “NEOs”) for each of the covered years: for 2025, 2024, 2023, 2022, and 2021, Yaniv Arieli, our Chief Financial Officer, and Michael Boukaya, our Chief Operating Officer; for 2023, 2022, and 2021, Issachar Ohana, our former EVP Worldwide Sales; and for 2025 and 2024, Gweltaz Toquet, our Chief Commercial Officer.

(2)

The dollar amounts reported in columns (c), (e) and (g) represent the amount of “compensation actually paid” to our PEO 1, Mr. Panush and PEO 2, Mr. Wertheizer, as computed in accordance with Item 402(v) of Regulation S‑K, and our other NEOs for each covered fiscal year (e.g., for 2023, 2024 and 2025, Messrs. Arieli, Boukaya and Toquet). In accordance with the requirements of Item 402(v) of Regulation S‑K, the following adjustments were made to total compensation for each year to determine the “compensation actually paid”:

Year	Executive	Reported Summary Compensation Table Total	Reported Grant Date Fair Value of Equity Awards in Summary Compensation Table(a)	Equity Award Adjustments(b)	Compensation Actually Paid
2025	PEO 1 ‑ A. Panush	$4,691,010	$(3,686,440)	$802,938	$1,807,507
	Other NEOs*	$1,773,903	$(1,200,848)	$343,008	$916,063
2024	PEO 1 ‑ A. Panush	$2,653,641	$(1,624,307)	$3,586,338	$4,615,672
	Other NEOs*	$1,107,672	$(572,026)	$1,104,596	$1,640,242
2023	PEO 2 ‑ G. Wertheizer	$3,945,887	$(3,109,760)	$1,573,701	$2,409,828
	Other NEOs*	$1,261,805	$(852,586)	$324,724	$733,942
2022	PEO 2 ‑ G. Wertheizer	$2,064,442	$(845,081)	$140,177	$1,359,538
	Other NEOs*	$1,184,102	$(397,635)	$60,479	$846,947
2021	PEO 2 ‑ G. Wertheizer	$2,900,681	$(1,242,867)	$3,496,979	$5,154,793
	Other NEOs*	$1,252,677	$(532,895)	$1,625,522	$2,345,304

*Presented on an average basis.

(a)

The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for each covered fiscal year, which were deducted from the applicable reported Summary Compensation Table Total.

(b)

The equity award adjustments for each covered fiscal year were added to the applicable reported Summary Compensation Table Total and each include the addition (or subtraction, as applicable) of the following: (i) the year‑end fair value of any equity awards granted in the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year; (ii) the amount equal to the change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of any equity awards granted in prior fiscal years that are outstanding and unvested as of the end of the covered fiscal year; (iii) for equity awards that are granted and vest in same covered fiscal year, the fair value as of the vesting date; (iv) for equity awards granted in prior fiscal years for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for equity awards that are granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year, the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Executive	Year End Fair Value of Equity Awards Granted in Covered Fiscal Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in Covered Fiscal Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in Covered Fiscal Year	Fair Value at End of Prior Fiscal Year of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions during Covered Fiscal Year	Value of Dividends or other Earnings Paid on Stock or Option Awards in Covered Fiscal Year Prior to Vesting Date not Otherwise Included in Total Compensation	Total Equity Award Adjustments
2025	PEO 1 ‑ A. Panush	$1,299,937	$(611,485)	$0	$114,485	$0	$0	$802,938
	Other NEOs*	$413,119	$(111,772)	$0	$41,661	$0	$0	$343,008
2024	PEO 1 ‑ A. Panush	$3,012,646	$572,040	$0	$1,651	$0	$0	$3,586,338
	Other NEOs*	$907,410	$179,600	$0	$17,587	$0	$0	$1,104,596
2023	PEO 1 ‑ A. Panush	$1,573,701	$0	$0	$0	$0	$0	$1,573,701
	Other NEOs*	$297,509	$(15,144)	$0	$42,358	$0	$0	$324,724
2022	PEO 2 ‑ G. Wertheizer	$444,759	$(289,296)	$0	$(15,286)	$0	$0	$140,177
	Other NEOs*	$169,408	$(81,841)	$50,827	$(77,915)	$0	$0	$60,479
2021	PEO 2 ‑ G. Wertheizer	$451,209	$(5,055)	$0	$3,050,824	$0	$0	$3,496,979
	Other NEOs*	$214,773	$(10,021)	$0	$1,420,770	$0	$0	$1,625,522

* Presented on an average basis.

Equity Award Valuations: PSU grant date fair values are calculated using the stock price as of the date of grant assuming target performance. The valuation assumptions used to calculate the fair values of the PSUs held by the PEOs and other NEOs that were earned and vested during or were outstanding as of the end of each covered fiscal year have been adjusted using the stock price and performance accrual modifier as of year‑end and as of the date of vest (or including the probable outcome of any such awards subject to performance conditions). RSU grant date fair values are calculated using the stock price as of date of grant. The valuation assumptions used to calculate the fair values of the RSUs held by the PEOs and other NEOs that vested during or were outstanding as of the end of each covered fiscal year have been adjusted using the stock price as of year‑end and as of each vesting date. The fair value of the tranches of Mr. Ohana’s RSUs that were originally scheduled to vest in 2024, 2025, and 2026 have been calculated and included in the equity award adjustments for 2022 for our other NEOs, as the vesting of these award tranches was accelerated to December 31, 2022, upon his separation from the Company. PSUs held by Mr. Wertheizer (PEO 2) and Mr. Ohana remained outstanding and unvested as of December 31, 2022, and are included above for year 2022.

(3)

Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends during the measurement period, assuming dividend reinvestment, and the difference between our share price at the end of the applicable measurement period and the beginning of the measurement period (December 31, 2020) by our share price at the beginning of the measurement period.

(4)

Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is S&P Semiconductors Select Index, a published industry index.

(5)	The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for each covered fiscal year.

(6)	Refers to total revenues as reported in our audited financial statements for each covered fiscal year.

Financial Performance Measures

Our compensation philosophy seeks to create a performance‑oriented environment by rewarding executive officers for the achievement of our business objectives, both short‑term (annual 2026 financial goals) and long‑term (end of annual 2027 financial goals). We believe that our executive officers’ compensation should not be based on the short‑term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long‑term, reflect our operating performance and ultimately the management of the Company by our executive officers. For the most recently completed fiscal year, our key performance measures, in no particular order, were:

●	Total revenues

●	Total licensing and related revenues

●	Non‑GAAP Operating Income

Relationship Between Compensation Actually Paid and Performance Measures

The Pay‑versus‑Performance table above and the charts below demonstrate that the compensation actually paid to our PEOs and other NEOs is generally aligned with our performance for metrics presented in the tabular disclosure over the covered period, including TSR, net income and total revenues.

Compensation Actually Paid and Company TSR

As shown in the chart below, the amount of compensation actually paid to our PEOs and the average amount of compensation actually paid to our other NEOs as a group is generally aligned with our TSR relative to the S&P Semiconductor Select Index. Our compensation actually paid decreased significantly for 2022 and, for our other NEOs as a group, further decreased in 2023, following the significant underperformance of our TSR compared to our peer group in 2021 and sustained TSR underperformance thereafter. Compensation for Mr. Panush (PEO 1) in 2024 significantly exceeds compensation for Mr. Wertheizer (PEO 2) in 2022 notwithstanding the comparative decline in TSR because this compensation includes Mr. Panush’s one‑time sign‑on RSU award with a $1.2 million grant value. Compensation actually paid for Mr. Panush (PEO 1) and the average amount of compensation actually paid to our other NEOs as a group increased from 2023 to 2024 commensurate with the increase in our TSR during this period. Compensation for Mr. Panush and other NEOs decreased in 2025, reflective of the decline in stock price.

Compensation Actually Paid and Net Income

The chart below illustrates the correlation between compensation actually paid to our PEOs and average compensation actually paid to our other NEOs against the Company’s net income. We do not use net income, whether on a GAAP or non‑GAAP basis, as a financial performance measure in our executive compensation program, but there is an indirect correlation between our profitability and compensation actually paid through the impact of revenue targets and EPS performance or operating income as incentive plan metrics on pay outcomes.

Compensation Actually Paid and Total Revenue

The chart below compares the compensation actually paid to our PEOs and other NEOs with our revenue performance, the financial metric in our assessment that is most important for linking pay and performance in the covered years. In 2022, despite a 6% increase in revenues, compensation actually paid declined due to lower incentive plan payouts and stock price declines. Compensation for Mr. Panush (PEO 1) in 2023 significantly exceeds compensation for Mr. Wertheizer (PEO 2) in 2022 notwithstanding the comparative decline in total revenues because this compensation includes Mr. Panush’s one‑time sign‑on RSU award with a $1.2 million grant value. Our revenue increased by approximately 10% in 2024, however the increase in 2024 compensation for Mr. Panush and our other NEOs was driven by our stock price increase from 2023 to 2024 and the impact it had on outstanding unvested awards. While total revenue remained at a similar level in 2025, compensation actually paid declined for both Mr. Panush and other NEOs due to a lower stock price.

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee of our board of directors are Mses. Andrietti and Marced, and Mr. Silver. No member of this committee is a present or former officer or employee of Ceva or any of its subsidiaries. No executive officer of Ceva served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board or compensation committee.

DIRECTOR COMPENSATION

We use a combination of cash and stock‑based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill‑level we require of members of our board. The compensation committee performs an annual assessment of the non-employee director compensation program, with guidance from Meridian, and may recommend adjustments to ensure alignment with market practices and our peer group.

Director Compensation

Cash Compensation Paid to Board Members

Directors who are employees of Ceva do not receive any additional compensation for their services as directors. Directors who are not employees of Ceva are entitled to an annual retainer, payable in quarterly installments. In 2025, such payments were as follows (with fees for service as chair inclusive of fees for service as a member):

	Member	Chair
Board of Directors	$45,000	$102,500
Audit Committee	$7,500	$17,500
Compensation Committee	$7,500	$15,000
Nomination and Governance Committee	$7,500	$12,500

All directors are reimbursed for expenses incurred in connection with attending board and committee meetings.

Equity Award

Non‑employee directors receive one equity award grant annually. In 2025, each director was granted shares of restricted stock units based on an annualized value of $165,000, which vest fully on the first anniversary of the grant date. The annual equity grant will be made following a director’s election or re‑election to the board of directors at the Company’s annual meeting.

Any director appointed to the board of directors as of a date other than the date of the Company’s annual meeting would receive, upon his or her appointment, a number of restricted stock units based on the same annualized value, which vest fully on the first anniversary of the grant date.

Director Stock Ownership Guidelines

Our board of directors believes that, in order to align the interests of directors and stockholders, directors should have an equity stake in the Company. Under our current stock ownership guidelines, approved in February 2025, non-employee directors are required to own five times the total annual retainer cash compensation, or $225,000 of stock, with a new five‑year period for achievement, subject to continued compliance with the original guideline (which required directors to own two times the total annual retainer cash compensation). For purposes of both the original and the updated director ownership guidelines, only vested RSUs would be considered when determining a director’s stock ownership.

Except for Mr. Faintuch, who joined the board in January 2025, as of December 31, 2025, all of our directors were in compliance with our stock ownership guidelines as in effect prior to February 2025, with compliance under the new stock ownership guideline required by February 2030.

2025 Director Compensation Table

Name	Directorship Fees Earned or Paid in Cash ($)	Equity Awards ($)(1)	All Other Compensation ($)	Total ($)
Bernadette Andrietti(2)	60,000	165,000	-	225,000
Amir Faintuch(3)	45,000	289,670	-	334,670
Jaclyn Liu(4)	45,000	165,000	-	210,000
Maria Marced(5)	67,500	165,000	-	232,500
Peter McManamon(6)	102,500	165,000	-	267,500
Sven‑Christer Nilsson(7)	65,000	165,000	-	230,000
Louis Silver(8)	70,000	165,000	-	235,000

(1)

The amounts shown in this column do not reflect compensation actually received by the directors. Instead, the amounts represent the aggregate grant date fair value of the awards based on FASB ASC No. 718. In 2025, RSUs granted to our non‑employee directors were made pursuant to our 2011 Plan.

(2)	Ms. Andrietti was granted 6,198 RSUs in 2025. As of December 31, 2025, Ms. Andrietti had outstanding 9,429 RSUs.

(3)	Mr. Faintuch was granted 10,022 RSUs in 2025. As of December 31, 2025, Mr. Faintuch had outstanding 10,022 RSUs.

(4)	Ms. Liu was granted 6,198 RSUs in 2025. As of December 31, 2025, Ms. Liu had outstanding 9,429 RSUs.

(5)	Ms. Marced was granted 6,198 restricted stock units in 2025. As of December 31, 2025, Ms. Marced had outstanding 9,429 RSUs.

(6)	Mr. McManamon was granted 6,198 RSUs in 2025. As of December 31, 2025, Mr. McManamon had outstanding stock options to purchase 14,000 shares of our common stock and 9,429 RSUs.

(7)	Mr. Nilsson was granted 6,198 restricted stock units in 2025. As of December 31, 2025, Mr. Nilsson had outstanding 9,429 RSUs.

(8)	Mr. Silver was granted 6,198 RSUs in 2025. As of December 31, 2025, Mr. Silver had outstanding stock options to purchase 13,000 shares of our common stock and had outstanding 9,429 RSUs.

PROPOSAL 2 ‑ ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd‑Frank Act, added Section 14A to the Exchange Act, which enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation philosophy supports our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation arrangements must provide our named executive officers with competitive compensation opportunities, based upon both their contribution to the development and financial success of the Company and their personal performance. We believe our executive compensation arrangements strike the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

●

We provide a significant part of executive compensation in the form of performance‑based incentives. The goals under the performance‑based bonus plan and performance‑based equity awards are generally challenging. Bonuses under the performance‑based plan are capped and a significant portion of the bonuses would not be payable for a particular year if the Company fails to achieve the specified financial goals.

●

85% of the 2025 Executive Bonus Plan is based upon the Company’s achievement of financial performance targets, consisting of a 2025 total revenues target, an annual non‑GAAP operating income target, and strong AI licensing execution in 2025, with the remaining 15% attributable to discretionary targets as set by the compensation committee.

●

A significant portion of the bonus payable to Messrs. Panush, Arieli and Boukaya is subject to financial thresholds such that if the Company fails to meet the financial thresholds in 2025, a significant portion of the bonus would not be payable.

●	The bonus payable to Messrs. Panush, Arieli and Boukaya is subject to target and maximum award opportunities to further incentivize our executive officers.

●	All executive officers received performance‑based restricted stock grants.

●	The cash bonus plan for Mr. Toquet is subject to financial and strategic goals.

●

Our compensation arrangements for the named executive officers are simple, consisting principally of base salary, annual bonus, which may or may not be awarded annually based on a performance‑based bonus plan established for that year, and long‑term incentive awards, currently in the form of performance‑based restricted stock units for all executive officers, which again may or may not be awarded annually at the discretion of our compensation committee.

●	We align base salaries with strong pay‑for‑performance orientation and our compensation committee generally takes a conservative approach on base salary increases.

●

A significant portion of our named executive officers’ compensation is in the form of long‑term incentive awards. Moreover, our compensation committee generally takes a conservative approach on grants of long‑term incentive awards.

●	We do not provide any nonqualified defined contribution or other deferred compensation plans to our named executive officers.

●	We do not provide tax gross‑ups to our named executive officers.

●	None of the employment agreements with our named executive officers includes any “single trigger” change‑in‑control provisions or golden parachute arrangements.

●	The perquisites offered to our named executive officers based in Israel are those generally provided to all of our employees based in Israel.

●

Our compensation committee is updated on compensation best practices and trends. The committee from time to time, as appropriate, engages the services of a compensation consultant to provide advice on compensation trends and market information to assist the committee in designing our compensation programs and making compensation decisions.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, and therefore it is not binding on the Company, our compensation committee or our board of directors. Our compensation committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2026 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The affirmative vote of a majority of shares of our common stock present in person (virtually) or represented by proxy at the annual meeting and entitled to vote is required for approval of this resolution. Abstentions will have the same effect as votes “against” this Proposal 2, and broker non-votes will have no effect on this Proposal 2.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 ‑ RATIFICATION OF THE SELECTION OF KOST FORER GABBAY & KASIERER
(A MEMBER OF ERNST & YOUNG GLOBAL) AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026

Our audit committee has selected Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our auditors for the current fiscal year, subject to ratification by our stockholders at the annual meeting. We expect a representative of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to be available via teleconference at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent accountants. However, the audit committee is submitting the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Independent Auditors Fees and Other Matters

The following table summarizes the fees for professional services provided by Ernst & Young,* our independent auditors, billed to us for each of the last two fiscal years:

Fee Category	2024($)	2025($)
Audit Fees(1)	531,556	570,025
Audit‑Related Fees(2)	30,000	25,427
Tax Fees(3)	88,476	13,695
All Other Fees(4)	—	250,000
Total Fees	650,032	859,147

*Fees are billed by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

(1)

Audit fees consist of fees for the annual audit, the reviews of the interim financial statements included in our quarterly reports on Form 10‑Q, and statutory audits required internationally and services related to internal control reviews and assistance with Section 404 of the Sarbanes-Oxley Act internal control reporting requirements. Fees for services related to internal control reviews and assistance with Section 404 internal control reporting requirements are based on fees received to date and estimated fees yet to be billed.

(2)

Audit‑related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees consisted of fees for tax compliance, tax advice, tax audit and tax planning services, including with respect to cost sharing and transfer pricing.

(4)	All other fees consist of fees related to the follow-on equity offering.

All fees described above were approved by the audit committee.

Pre‑Approval Policy and Procedures

The audit committee has adopted an audit and non‑audit services pre‑approval policy relating to the approval of all audit and non‑audit services that are to be performed by our independent auditor. Under this policy, in 2024, the audit committee pre‑approved the provision by Ernst & Young of specified audit services, including the audit of Ceva’s consolidated financial statements for 2025, review of Ceva’s annual report on Form 10‑K and quarterly report on Form 10‑Q, audit of Ceva’s effectiveness of internal control over financial report and statutory audit and tax returns for the Israeli subsidiary. The audit committee also pre‑approved the provision by Ernst & Young of specified audit related services, including services associated with SEC registration statements, consultation with company management about accounting or disclosure treatment of transactions or events and auditors’ confirmation on specific financial data. Furthermore, the audit committee also pre‑approved the provision by Ernst & Young of specified tax related services, including a project relating to implementation of the new revenue recognition rules, international and domestic tax planning and audit, advice and compliance, tax only valuation services, expatriation tax assistance and compliance, non‑direct taxes consultation, relocation tax services and due diligence related services.

Both the audit committee and the independent auditor believe the implementation of this policy will not adversely affect the auditor’s independence.

The affirmative vote of a majority of shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote is required for approval of this Proposal 3. Abstentions will have the same effect as votes “against” on this Proposal 3. Broker non-votes are not expected for Proposal 3, however any such broker non-votes would have no effect on this Proposal 3.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KOST FORER GABBAY & KASIERER (A MEMBER OF ERNST & YOUNG GLOBAL) AS OUR AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by us under those statutes, the below audit committee report shall not be deemed filed with the United States Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

The audit committee of our board of directors is composed of three members. The audit committee acts under a written charter, which is available for review on our website at www.ceva‑ip.com.

The audit committee has reviewed our audited financial statements for 2025 and has discussed these financial statements with our management and our independent auditors.

Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent auditors are responsible for conducting an independent audit of our annual financial statements in accordance with generally accepted accounting principles and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent auditors various communications that our independent auditors are required to provide to the audit committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

Our independent auditors also provided the audit committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence. Our auditors are required annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on their independence. The audit committee has discussed with the auditors their independence from us.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10‑K for the year ended December 31, 2025.

By the Audit Committee of the Board of Directors of Ceva, Inc.

Louis Silver (Chair)

Sven‑Christer Nilsson

Maria Marced

STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING AND
NOMINATIONS OF PERSONS FOR ELECTION TO THE BOARD OF DIRECTORS

Pursuant to Rule 14a‑8 under the Exchange Act, any proposal that a stockholder wishes to be considered for inclusion in our proxy statement for the 2027 annual meeting of stockholders must be submitted to our office at Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary, no later than December 22, 2026 (the date 120 days before the anniversary of the date of this proxy statement).

Pursuant to our bylaws, any proposal submitted outside the procedures prescribed in Rule 14a-8 under the Exchange Act that a stockholder wishes to be considered for inclusion in our proxy statement for the 2027 annual meeting of stockholders, including nomination of directors, must be submitted to our office at Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary, no later than December 22, 2026 (the date 120 days before the anniversary of the date of this proxy statement). In the event that the date of the 2027 annual meeting is changed by more than 30 days before or more than 60 days after June 2, 2027, then our Corporate Secretary must receive such notice not earlier than the close of business on the 120th day prior to the 2027 annual meeting and not later than the close of business on the later of the 90th day prior to the 2027 annual meeting or, if the first public announcement of the 2027 annual meeting is less than 100 days prior to the 2027 annual meeting, the 10th day following the day on which public announcement is first made by us. If the stockholder is not seeking inclusion of the proposal in our proxy statement for the 2027 annual meeting, including nomination of directors, the proposal must be submitted to our office at Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary, no later than March 7, 2027 (the date 45 days before the anniversary of the date of this proxy statement) or, if later, 90 days in advance of the 2027 annual meeting.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a‑19 under the Exchange Act.

Pursuant to Rule 14a‑4(c) under the Exchange Act and our bylaws, the proxies to be solicited by our board of directors for the 2027 annual meeting will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at such annual meeting if we fail to receive notice of such stockholder’s proposal for the meeting by March 7, 2027 (the date 45 days before the anniversary of the date of this proxy statement) or, if later, the date 90 days before the date of the 2027 annual meeting.

In addition to providing timely advanced notice of any matter a stockholder wishes to present at an annual meeting of stockholders, with respect to general stockholder proposals, the stockholder also must submit all of the information specified in our bylaws. For a nomination, the required information includes identifying and stockholding information about the nominee, information about the stockholder making the nomination, and the stockholder’s ownership of and agreements related to our stock. The stockholder must also provide the nominee’s consent to serve if elected. Please refer to the relevant provisions of our bylaws for additional information and requirements regarding stockholder nominations and other stockholder proposals. A copy of our bylaws may be obtained by visiting the Investor Relations page of our website at ceva‑ip.com/investor‑relations under “Governance Documents” or by contacting our Corporate Secretary.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please call or write us at the following address or phone number: Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary, +1 240‑308‑8328, ir@ceva‑ip.com. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you have received multiple copies and in the future would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you.

OTHER MATTERS

Our board of directors presently knows of no other business that will be presented for consideration at the annual meeting other than those described above. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

It is important that proxies be cast promptly. Therefore, stockholders are requested to cast their proxy as instructed in the Notice of Internet Availability of Proxy Materials whether or not they expect to attend the meeting. If you request a paper proxy card, please complete, date, and sign the form of proxy and return it promptly in the envelope provided.

By order of the board of directors,

/s/ Amir Panush

Amir Panush

Chief Executive Officer

April 20, 2026
Rockville, Maryland

CEVA, INC.
15245 SHADY GROVE RD.
SUITE 400
ROCKVILLE, MD 20850

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 1, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CEVA2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 1, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V94868-P47406 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Ceva, Inc.

The Board of Directors recommends you vote FOR each of the following nominees:

Nominees:	For	Against	Abstain
1a. Bernadette Andrietti	☐	☐	☐
1b. Amir Faintuch	☐	☐	☐
1c. Jaclyn Liu	☐	☐	☐
1d. Maria Marced	☐	☐	☐
1e. Peter McManamon	☐	☐	☐
1f. Amir Panush	☐	☐	☐
1g. Louis Silver	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation	☐	☐	☐
3. To ratify the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as independent auditors of the company for the fiscal year ending December 31, 2026	☐	☐	☐

NOTE: The undersigned authorizes the proxies to vote according to their discretion on any other matters that are properly presented before the meeting or any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V94869-P47406

ANNUAL MEETING OF STOCKHOLDERS OF
CEVA, INC.
June 2, 2026

The undersigned, having received Notice of Annual Meeting of Stockholders and the Proxy Statement therefor and revoking all prior proxies, hereby appoint(s) Amir Panush, Yaniv Arieli and Dotan Bar-Natan (with full power of substitution), as proxies of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 2, 2026, virtually via the Internet at www.virtualshareholdermeeting.com/CEVA2026, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the virtual Annual Meeting of Stockholders via the Internet by logging in at www.virtualshareholdermeeting.com/CEVA2026, or at any adjourned or postponed session thereof, will not be deemed to revoke this proxy unless the undersigned affirmatively indicate(s) thereat the intention of the undersigned to vote said shares of common stock at the meeting. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

The shares of common stock of Ceva, Inc. represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any proposal specified herein, this proxy will be voted for each of the named director nominees on the reverse side, for proposals 2 and 3, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and 2025 Annual Report.

Continued and to be signed on reverse side